Exhibit 10.1

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

EXECUTION COPY

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on June 11, 2010 (the “Effective Date”) between TRANZYME, INC., a Delaware corporation, with its principal place of business at 4819 Emperor Blvd, Suite 400, Durham, NC 27703 (“Tranzyme”), and NORGINE B.V., a limited liability company under the laws of the Netherlands, with its principal offices at Hogehilweg 7, 1101 CA Amsterdam ZO, The Netherlands (“Norgine”).  Tranzyme and Norgine are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Tranzyme is a clinical-stage biopharmaceutical company developing novel small molecule drugs for both acute (hospital-based) and chronic disorders with high unmet medical needs;

WHEREAS, Norgine and its Affiliates together possess expertise in the development, marketing, and commercialization of pharmaceutical products;

WHEREAS, Tranzyme and its Affiliates together control certain intellectual property covering TZP-101 (as defined below), a ghrelin agonist, and is engaged in the development of TZP-101 for the treatment of gastrointestinal motility disorders including postoperative ileus, gastroparesis and impaired gastric emptying; and

WHEREAS, Norgine desires to obtain exclusive rights to develop, manufacture and commercialize TZP-101 for the Licensed Territory (as defined below), and Tranzyme desires to grant Norgine such rights, all as set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1                               “Acquisition” has the meaning set forth in Section 15.5(a).

1.2                               “Affiliate” means, with respect to a particular Party, a corporation, partnership or other business entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.3                               “Clinical Manufacturing Costs” means the out-of-pocket costs incurred by a Party or by the Parties jointly to one or more Third Parties in connection with the manufacture, supply, testing, shipment, release and other activities relating to the procurement of the Product(s), placebos and comparator drugs used in the Development of the Products.  Clinical Manufacturing Costs excludes internal costs; this means that if a Party procures or has procured the Product from a Third Party manufacturer, the Clinical Manufacturing Costs shall mean the costs incurred by such Party in connection with the procurement, testing, storage, shipping and releasing such Product but shall exclude the internal costs incurred by such Party in connection with the management of the contractual relationship with such Third Party manufacturer.

1.4                               “Clinical Supply” has the meaning set forth in Section 7.3(b).

1.5                               “Commercialization”, with a correlative meaning for “Commercialize”, “Commercialized” and “Commercializing”, means all non-Development activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of a Product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, national account managers, and market and product support; (b) any commercialization studies for use in generating data to be submitted to Regulatory Authorities (and all associated reporting requirements) for marketing, label expansion and other commercial purposes once Regulatory Approval for Product for the first Indication has been obtained and which is not required by the Regulatory Authority as a condition of Regulatory Approval, and (c) all customer support, Product distribution, invoicing and sales activities.

1.6                               “Combination Product” has the meaning given to it in Section 1.57.

1.7                               “Commercialization Plan” has the meaning set forth in Section 6.2(b).

1.8                               “Commercially Reasonable Efforts” means, (a) with respect to Norgine, those efforts consistent with the exercise of prudent scientific and business judgment, in an active and ongoing program as would be applied customarily by Norgine to a product at a similar stage of development and with similar market potential, and (b) with respect to Tranzyme, those efforts consistent with the exercise of prudent scientific and business judgment, in an active and ongoing program as would be applied customarily by Tranzyme to a product at a similar stage of development and with similar market potential.  Commercially Reasonable Efforts requires that a Party, at a minimum, assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and allocate resources designed to meet such goals and objectives.

1.9                               “Competing Product” has the meaning set forth in Section 2.6(b).

1.10                        “Confidential Information” means that, unless otherwise expressly specified in this Agreement, with respect to a Party, all reports and other Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

form.  All Information disclosed by either Party pursuant to the Confidential Disclosure Agreement between the Parties dated June 3, 2009 shall be deemed to be such Party’s Confidential Information disclosed hereunder.  For clarity the existence of this Agreement and the terms of this Agreement shall be the Confidential Information of both Parties.

1.11                        “Control” means, with respect to any material, Information, or Patents, that a Party (a) owns or (b) has a license to such material, Information, or Patents and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party, and the terms “Controlled” and “Controlling” shall be construed accordingly.

1.12                        “Core Studies” has the meaning set forth in Section 4.1.

1.13                        “Core Studies Development Plan” has the meaning set forth in Section 4.2(a).

1.14                        “Cumulative Mean Unit Price” has the meaning set forth in Section 8.2(b)(i).

1.15                        “Defending Party” has the meaning set forth in Section 9.5.

1.16                        “Develop” or “Development” means all pre-Regulatory Approval development and regulatory activities regarding TZP-101 and/or a Product in a country of the Territory conducted with the aim of obtaining such Regulatory Approval (excluding activities conducted solely for the purpose of obtaining pricing or reimbursement approval), including activities relating to preparing and conducting preclinical testing, toxicology testing, human clinical studies, and regulatory activities (e.g., regulatory applications) with respect to TZP-101 and/or such Product for the purpose of conducting the foregoing activities.

1.17                        “Development Plan” shall mean, collectively, the Core Studies Development Plan, the Norgine Independent Studies Development Plan and the Tranzyme Independent Studies Development Plan.

1.18                        “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.19                        “EMEA” means the European Medicines Agency or its successors.

1.20                        “Equity Documents” shall mean the stock purchase agreement and other related agreements to be executed by the Parties in the form attached hereto as Exhibit D.

1.21                        “Euro” means the official currency of the Netherlands, and “€” shall be interpreted accordingly.

1.22                        “Europe” means the countries that are members of the European Union (as its membership may be altered from time to time) or any successor organization thereto (the member countries of the European Union as of the Effective Date are Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France (including Monaco), Germany, Greece, Hungary, Ireland, Italy (including San Marino and Vatican City), Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia,

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Spain, Sweden, and the United Kingdom) and Albania, Andorra, Armenia, Azerbaijan, Belarus, Bosnia and Herzegovina, Croatia, Georgia, Iceland, Kazakhstan, Kosovo, Kyrgyzstan, Liechtenstein, Macedonia, Moldova, Norway, Russia, Serbia, Switzerland, Tajikistan, Turkmenistan, Turkey, Ukraine, and Uzbekistan.

1.23                        “Existing Inventory” has the meaning set forth in Section 7.3(a).

1.24                        “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.

1.25                        “FDA” means the U.S. Food and Drug Administration or its successor.

1.26                        “Field” means the prevention, treatment or palliation of any and all human diseases and conditions.

1.27                        “First Commercial Sale” means the first sale to a Third Party of a Product in a given regulatory jurisdiction.

1.28                        “First Launch Milestone” has the meaning set forth in Section 8.2(a).

1.29                        “Generic Competing Product” means, with respect to a given Product in a given jurisdiction in the Licensed Territory, any pharmaceutical product that:  (a) is marketed for sale in such jurisdiction by a Third Party (not otherwise licensed or authorized by Norgine); (b) contains TZP-101 as an active pharmaceutical ingredient in an equivalent formulation and mode of administration; and (c) such product, as and to the extent required, is approved through an abbreviated process (including, with respect to the European Union approvals issued pursuant to Article 10(1) of Directive 2001/83/EC where the Third Party has provided EMEA with scientific data to substantiate a claim of biosimilarity to the Product in question, or, outside the European Union, any counterparts thereof).

1.30                        “Good Clinical Practices” or “GCP” means a set of ethical and scientific quality requirements which must be observed for designing, conducting, recording and reporting clinical trials in a given country or group of countries that involve the participation of human subjects including:  (a) in relation to clinical trials in the European Union, Directive 2001/20/EC, Directive 2001/83/EC and Directive 2005/28/EC as well as ICH-GCP and any other guidelines for good clinical practice for trials on medicinal products in Europe as amended and applicable from time to time; (b) in relation to clinical trials in the U.S., 21 C.F.R. Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time; and any other guidelines for good clinical practice for trials on medicinal products in the U.S. as amended and applicable from time to time; and (c) in relation to clinical trials in any other country, the equivalent Laws in that country as amended and applicable from time to time.  For clarity, Development activities conducted with the aim of supporting Regulatory Approval in more than one (1) jurisdiction shall meet the requirement of GCP for each of such jurisdictions.

1.31                        “Good Laboratory Practices” or “GLP” means the quality system concerned with the organizational process and the conditions under which laboratory studies are planned, performed, monitored, recorded and reported, in a given country or group of countries including:  (a) in relation to such studies in the European Union, Directive 2004/10/EC as may be amended

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

or replaced from time to time as well as any “Rules Governing Medicinal Products in the European Community” Vol III, ISBN 92.825 9619-2 (ex OECD principles of GLP) as amended and applicable from time to time; (b) in relation to the U.S., 21 C.F.R. Part 58 (Good Laboratory Practice for Nonclinical Laboratory Studies) as amended and applicable from time to time; and (c) in relation to any other country, the equivalent Laws in that country as amended and applicable from time to time.  For clarity, Development activities conducted with the aim of supporting Regulatory Approval in more than one (1) jurisdiction shall meet the requirement of GLP for each of such jurisdictions.

1.32                        “Good Manufacturing Practices,” “cGMP” or “GMP” means all applicable standards relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, for supply in a given country or group of countries including:  (a) in the case of the European Union, (i) Directive 2003/94/EC or any other applicable European Community legislation or regulation from time to time, and (ii) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products, each as may be applicable and as amended from time to time; (b) in the case of the U.S., the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 210, 211, 601 and 610, each as may be applicable and as amended from time to time; (c) in relation to any other country, the equivalent Laws in that country as amended and applicable from time to time; and (d) the principles detailed in the ICH Q7A guidelines.

1.33                        “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.34                        “ICC” has the meaning set forth in Section 14.3.

1.35                        “ICH-GCP” — the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95).

1.36                        “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated hereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction outside the U.S., the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.37                        “Independent Studies” has the meaning set forth in Section 4.1(a).

1.38                        “Independent Studies Development Plan” has the meaning set forth in Section 4.2(d).

1.39                        “Indication” means any human disease or condition which can be treated, prevented, palliated or cured or the progression of which can be delayed and for which a Product is specifically developed in order to obtain Regulatory Approval for use of such Product pursuant to an approved label claim.  For clarity (and without exclusion of other Indications), [***] shall each be deemed a separate Indication for the purpose of this Agreement.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

1.40                        “Information” means any data, results, technology, business information, technical information and other information of any type whatsoever, in any tangible or intangible form, including, without limitation, know-how, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, expertise, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures, case report forms, data analyses, and information contained in submissions to and information from ethical committees and Regulatory Authorities.  Information includes any rights including trade secrets, copyright, database rights or design rights protecting such Information.

1.41                        “Initial Development Plan” has the meaning set forth in Section 4.2(a).

1.42                        “Initial Unit Price” has the meaning set forth in Section 8.2(a).

1.43                        “Joint Development Committee” or “JDC” has the meaning set forth in Section 3.4(a).

1.44                        “Joint Inventions” has the meaning set forth in Section 9.1.z

1.45                        “Joint Patent” has the meaning set forth in Section 9.1.

1.46                        “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.1.

1.47                        “Launch Milestone” has the meaning set forth in Section 8.2.

1.48                        “Launch Milestone Adjustment” has the meaning set forth in Section 8.2(b)(ii).

1.49                        “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.50                        “Licensed Territory” means Europe, Oceania, South Africa, the Middle East and North Africa.

1.51                        “Licensed Territory Development Plan” has the meaning set forth in Section 4.2(a).

1.52                        “Losses” has the meaning set forth in Section 11.1.

1.53                        “MAA” or “Marketing Authorization Application” means any filing, application or submission filed with EMEA (or, if the decentralized procedure is followed, the national Regulatory Authority for a particular country in the European Union, such as MHRA in the United Kingdom or BfArM in Germany) to obtain permission to market and sell a pharmaceutical product in the European Union (or, if the decentralized procedure is followed, a particular country in the European Union) (but excluding always any form of pricing or

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

reimbursement approval) or any comparable application filed with the Regulatory Authority in or for a country or group of countries outside the European Union to obtain permission to market and sell a pharmaceutical product in that country or within that group of countries.

1.54                        “Major Market” shall mean any of [***].

1.55                        “Manufacturing Costs” means the cost incurred in the manufacture of Product for registration batch, validation batch, or for other Commercialization purposes, including, but not limited to (a) direct labor; (b) product quality assurance/control costs; (c) facility and equipment depreciation costs; (d) facility and equipment validation and control costs; (e) shipping costs; and (f) applicable overhead reasonably allocable to Product (excluding general and administrative expenses).  Manufacturing Costs shall expressly exclude Clinical Manufacturing Costs.

1.56                        “Middle East” means Bahrain, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Oman, Palestinian territories, Qatar, Saudi Arabia, Syria, the United Arab Emirates and Yemen, as their boundaries are defined as of the Effective Date and including any successors of the foregoing countries to the extent within the boundaries of the countries set forth above as of the Effective Date.

1.57                        “Net Sales” means, with respect to a particular time period, the total amounts invoiced by Norgine, its Affiliates and their respective sublicensees for sales of Products made during such time period to unaffiliated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales:

(a)                                  normal and customary discounts, including trade, cash and quantity discounts, administrative fees incurred directly in such discounting, and rebates actually granted to customers and distributors;

(b)                                  credits, reasonable price adjustments or allowances actually granted for damaged, outdated, spoiled, returned or rejected Products, including, without limitation, in connection with recalls; and

(c)                                  chargeback payments and rebates (or the equivalent thereof) for the Products granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(d)                                  reasonable and customary freight, shipping insurance and other transportation expenses directly related to the sale of the Products;

(e)                                  Taxes in the Licensed Territory, as adjusted by any refunds; and

In addition, Norgine may deduct from invoiced sales in a particular quarter any amounts due and payable for Product which are recognized by Norgine as being actual, uncollectable amounts in that quarter, where collectability is determined in accordance with IFRS consistently applied to all Norgine products.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Notwithstanding the foregoing, amounts billed by Norgine, its Affiliates, or their respective sublicensees for the sale of Products among Norgine, its Affiliates or their respective sublicensees for resale shall not be included in the computation of Net Sales hereunder.  For purposes of determining Net Sales, the Products shall be deemed to be sold when invoiced and a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.

Such amounts shall be determined from the books and records of Norgine maintained in accordance with IFRS, consistently applied.

If one or more Products is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product shall be determined by multiplying the Net Sales (as determined above) of the Combination Product, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the gross selling price of the Product(s) when sold separately in finished form and B is the gross selling price of the Combination Product when sold separately in finished form, in each case in the applicable country during the applicable royalty reporting period or, if sales of both the Product(s) and the other components did not occur in such country in such period, then in the most recent royalty reporting period in which sales of both occurred.  If such average sale price cannot be determined for both the Product(s) and all other components included in such Combination Product, Net Sales for the purposes of determining royalty payments shall be determined by the Parties in good faith.  For purposes of this Section 1.57 the term “Combination Product” means any therapeutic medical product that includes both (i) one or more Product(s) and (ii) one or more other active ingredient(s).

1.58                        “Non-breaching Party” has the meaning set forth in Section 13.2(a).

1.59                        “North Africa” means Egypt, Libya, Tunisia, Algeria, and Morocco.

1.60                        “Norgine Abandoned Patents” has the meaning set forth in Section 9.3(b)(i)(2).

1.61                        “Norgine Competing Product” has the meaning set forth in Section 2.6(a).

1.62                        “Norgine Development Activities” has the meaning set forth in Section 4.4(a).

1.63                        “Norgine Indemnitees” has the meaning set forth in Section 11.1.

1.64                        “Norgine Independent Studies” has the meaning set forth in Section 4.1(a).

1.65                        “Norgine Independent Studies Development Plan” has the meaning set forth in Section 4.2(a).

1.66                        “Norgine Know-How” means all Information that is Controlled by Norgine or its Affiliates as of the Effective Date or during the Term and is necessary for the Development, manufacture and/or Commercialization of TZP-101 and/or the Product in the Field in accordance with the terms of this Agreement.  For clarity, Norgine Know-How excludes Information contained within the Norgine Patents.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

1.67                        “Norgine Patent” means any Patent that is (a) Controlled by Norgine or its Affiliates as of the Effective Date or at any time during the Term (including Norgine Sole Patents but excluding Norgine’s interest in any Joint Patents), and (b) necessary for the Development, manufacture and/or Commercialization of TZP-101 and/or Products in the Field.

1.68                        “Norgine Prosecuted Patents” has the meaning set forth in Section 9.3(b)(i)(1).

1.69                        “Norgine Sole Inventions” has the meaning given to it in Section 9.1.

1.70                        “Norgine Sole Patents” has the meaning given to it in Section 9.1.

1.71                        “Norgine Technology” means the Norgine Patents and Norgine Know-How.

1.72                        “Norgine Withholding Tax Action” has the meaning set forth in Section 8.11(c).

1.73                        “Notified Party” has the meaning set forth in Section 13.2(a).

1.74                        “Oceania” means Australia and New Zealand.

1.75                        “Patent List” has the meaning set forth in Section 10.2(b).

1.76                        “Patent Term Extension” has the meaning set forth in Section 9.3(e).

1.77                        “Patents” means (a) all national, regional and international patent applications, including provisional patent applications, (b) all patent applications filed either from the patent applications the subject of (a) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications in (a) and (b), including author certificates, inventor certificates, utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (a), (b) and (c), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

1.78                        “Pharmacovigilance Agreement” has the meaning set forth in Section 5.3.

1.79                        “Phase 3 Clinical Trial” means a clinical trial on sufficient numbers of patients, which trial(s) are designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support approval of an application to a Regulatory Authority for the commercial marketing of such drug.

1.80                        “Product” means any pharmaceutical product comprising TZP-101 as an active ingredient irrespective of its formulation.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

1.81                        “Product Infringement” has the meaning set forth in Section 9.4(a).

1.82                        “Product Trademark” has the meaning set forth in Section 6.6.

1.83                        “Region” means each of the following: (a) Europe; (b) Oceania; (c) South Africa; (d) the Middle East; and (e) North Africa.

1.84                        “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, all approvals (including pricing and reimbursement approvals), registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to Product and necessary to market and sell such Product in such country or jurisdiction.

1.85                        “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Product in such country or regulatory jurisdiction, including (a) the FDA, and (b) the EMEA, and in each case, including any successor thereto.

1.86                        “Regulatory Filings” means, with respect to the Products, any submission to a Regulatory Authority of any appropriate regulatory application specific to TZP-101 or a Product, and shall include, without limitation, any submission to a regulatory advisory board and any supplement or amendment thereto.  For the avoidance of doubt, Regulatory Filings shall include any IND, MAA or the corresponding application in any other country or group of countries.

1.87                        “Retained Territory” means all countries and territories outside the Licensed Territory.

1.88                        “Revised Launch Milestone” has the meaning set forth in Section 8.2(b)(i).

1.89                        “Royalty Term” has the meaning set forth in Section 8.4.

1.90                        “SEC” has the meaning set forth in Section 12.4(a).

1.91                        “Sole Inventions” has the meaning set forth in Section 9.1.

1.92                        “Sublicense Agreement” has the meaning set forth in Section 2.1(c).

1.93                        “Taxes” means taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of Products, including, without limitation, consumption taxes.

1.94                        “Term” means the term of this Agreement, as determined in accordance with Article 13.

1.95                        “Territory” means the Licensed Territory or the Retained Territory, as applicable.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

1.96                        “Third Party” means any person or entity other than Tranzyme or Norgine or an Affiliate of either of them.

1.97                        “Third Party Claim” has the meaning set forth in Section 11.1.

1.98                        “Third Party Development Costs” means the out-of-pocket amounts paid to Third Parties (excluding consultants engaged by a Party on an on-going basis) incurred as an expense in accordance with generally accepted accounting principles and in accordance with the Development Plan (including the budget contained therein) on behalf of a Party, its Affiliates, licensees or sublicensees in carrying out preclinical testing, toxicology testing, human clinical trials, and post-approval marketing studies, but excluding Clinical Manufacturing Costs, Manufacturing Costs and costs associated with seeking, obtaining or maintaining Regulatory Approval in a particular country within the Territory.

1.99                        “Tranzyme Competing Product” has the meaning set forth in Section 2.6(b).

1.100                 “Tranzyme Development Activities” has the meaning set forth in Section 4.3(a).

1.101                 “Tranzyme Know-How” means all Information that is Controlled by Tranzyme or its Affiliates as of the Effective Date or during the Term and is necessary for the Development, manufacture and/or Commercialization of TZP-101 and/or the Products in the Field in accordance with the terms of this Agreement.  For clarity, Tranzyme Know-How excludes Information contained within the Tranzyme Patents.

1.102                 “Tranzyme Indemnitees” has the meaning set forth in Section 11.2.

1.103                 “Tranzyme Independent Studies” has the meaning set forth in Section 4.1.

1.104                 “Tranzyme Independent Studies Development Plan” has the meaning set forth in Section 4.2(d).

1.105                 “Tranzyme Other-Product Patent” means (a) the Patents set forth on Part A of Exhibit A and (b) any other Patent that becomes Controlled by Tranzyme or its Affiliates after the Effective Date (including Tranzyme Sole Patents but excluding Tranzyme’s interest in any Joint Patents) that: (i) is necessary for Norgine and/or its Affiliates to have rights under in order to Develop, manufacture, use and/or Commercialize TZP-101 and/or Products in the Field; and (ii) covers any of Tranzyme’s proprietary technology: (A) that is generally applicable or can be applied to Tranzyme’s discovery or development program in addition to the development program relating to TZP-101 and Product, or (B) that is applicable or can be applied to one or more compounds or products in addition to TZP-101 or Product, or (C) that covers the composition of matter of, or the method of discovering, making or using, any compounds or products (or any design, component, formulation or part thereof) in addition to TZP-101 or Product.

1.106                 “Tranzyme Patent” means the Tranzyme Product- Specific Patents and Tranzyme Other-Product Patents.  The Tranzyme Patents existing as of the Effective Date are set forth on Exhibit A attached hereto.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

1.107                 “Tranzyme Product-Specific Patent” means (a) the Patents set forth on Part B of Exhibit A and (b) any other Patent that becomes Controlled by Tranzyme or its Affiliates at any time after the Effective Date (including Tranzyme Sole Patents but excluding Tranzyme’s interest in any Joint Patents) that: (i) is necessary for Norgine and/or its Affiliates to have rights under in order to Develop, manufacture, use and/or Commercialize TZP-101 and/or Products in the Field; and (ii) is not a Tranzyme Other-Product Patent.

1.108                 “Tranzyme Prosecuted Patents” has the meaning given to it in Section 9.3(a)(i).

1.109                 “Tranzyme Sole Invention” has the meaning given to it in Section 9.1.

1.110                 “Tranzyme Sole Patent” has the meaning given to it in Section 9.1.

1.111                 “Tranzyme Technology” means the Tranzyme Patents and Tranzyme Know-How.

1.112                 “TZP-101” means Tranzyme’s proprietary ghrelin agonist known as TZP-101 (ulimorelin), having the chemical structure set forth on Exhibit B, including any salt, ester, solvate, polymorphic form, stereoisomer, metabolite, and pro-drug thereof.

1.113                 “TZP-101 Divisionals” has the meaning set forth in Section 9.3(a)(i).

1.114                 “TZP-101 Specific Claims” has the meaning set forth in Section 9.3(a)(i).

1.115                 “Unit” has the meaning set forth in Section 8.2(c).

1.116                 “U.S.” means the United States of America and its territories and possessions.

1.117                 “Valid Claim” means, with respect to any country: (a) a claim of an issued and unexpired patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within Patents to the extent such claim has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; and (b) a claim of a pending patent application included within Patents which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of the application, provided that no more than eight (8) years have passed since the earliest priority date for such application.

ARTICLE 2

LICENSES AND EXCLUSIVITY

2.1                               License to Norgine under Tranzyme Technology.

(a)                                  License.  Subject to the terms of this Agreement, Tranzyme and its Affiliates hereby grant Norgine (i) an exclusive (even as to Tranzyme and its Affiliates except as provided in Section 2.1(b) below), royalty-bearing license (with the right to grant sublicenses at

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

one or more tier(s) subject to Section 2.1(c) below) under the Tranzyme Technology, (a) to research, have researched, Develop, have Developed, use and have used TZP-101 and Product in the Field in the Licensed Territory and (b) to sell, offer for sale, have sold, import and otherwise Commercialize or have Commercialized Product in the Field in the Licensed Territory; (ii) a nonexclusive, worldwide, royalty-free license (with the right to grant sublicenses at one or more tier(s) subject to Section 2.1(c) below), under the Tranzyme Technology, to manufacture and have manufactured TZP-101 and Product worldwide solely for research, Development, use or Commercialization of such Products in the Field in the Licensed Territory under the license granted to Norgine under Section 2.1(a)(i); (iii) an exclusive (even as to Tranzyme and its Affiliates except as provided in Section 2.1(b) below), royalty free license (with the right to grant sub-licenses at one or more tier(s) subject to Section 2.1(c) below) under Tranzyme’s interest in the Joint Inventions to (a) research, have researched, Develop, have Developed and use and have used TZP-101 and Product in the Field in the Licensed Territory and (b) sell, offer for sale, have sold, import and otherwise Commercialize or have Commercialized the Products in the Field in the Licensed Territory; and (iv) a nonexclusive, worldwide, royalty-free license (with the right to grant sublicenses at one or more tier(s) subject to Section 2.1(c) below), under the Joint Inventions, to manufacture and have manufactured TZP-101 and Product worldwide solely for Development, use or Commercialization of such Product in the Field in the Licensed Territory under the license granted to Norgine under Section 2.1(a)(i). Norgine shall not have the right to conduct or have conducted research and/or Development activities in the Retained Territory for the generation of data in support of Regulatory Filings to the Regulatory Authorities in the Licensed Territory except as expressly permitted under this Agreement or with the prior written consent of Tranzyme.  For clarity, the licenses granted to Norgine by Tranzyme and its Affiliates under this Section 2.1(a) shall not include any rights for Norgine to research, Develop, make, have made, use, sell, offer for sale, distribute, import, export and otherwise commercialize any other proprietary compound of Tranzyme (including any proprietary compound which Tranzyme licenses to a Third Party) that is not TZP-101.

(b)                          Tranzyme Retained Rights.  Tranzyme shall retain all rights under the Tranzyme Technology that are not subject to a license grant to Norgine in Section 2.1(a) above subject to Section 2.3 of this Agreement.  In addition and notwithstanding the rights granted to Norgine in Section 2.1(a), Tranzyme retains the right, directly or through any Third Party, to: (i) conduct the activities assigned to it under the Development Plan (including without limitation the conduct of Development activities in the Licensed Territory in accordance with the Development Plan); (ii) with the prior written consent of Norgine, to conduct or have conducted research, Development activities in the Licensed Territory for the generation of data in support of regulatory submissions to the Regulatory Authorities in the Retained Territory in addition to those activities set forth in Section 2.1(b)(i); and (iii) formulate, process, manufacture and have manufactured TZP-101 and/or Product worldwide for use in connection with the research and Development and/or Commercialization of the Product in the Retained Territory.

(c)                                  Sublicenses.  Norgine may grant sublicenses to Affiliates and Third Parties under its rights under Section 2.1(a) without the prior written consent of Tranzyme but, in the case of sublicenses to Third Parties, with prior written notification to Tranzyme.  Norgine shall ensure that each agreement under which it grants a sublicense under the license set forth in Section 2.1(a) (each, a “Sublicense Agreement”), is entered into on terms which are consistent with the terms of this Agreement and Norgine shall remain responsible for all of its obligations

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

hereunder and if the acts or omissions of any such sub-license cause Norgine to be in breach of this Agreement Norgine shall be responsible therefor (with all the express consequences provided for under this Agreement) regardless of any remedy which Norgine may have against the sub-licensee for breach of the Sublicense Agreement.

2.2                               License to Tranzyme under Norgine Technology.  Norgine hereby grants Tranzyme (a) [***] license under the Norgine Technology and Norgine’s interest in the Joint Inventions to perform Tranzyme’s obligations under this Agreement anywhere in the world; (b) [***], under Norgine Sole Inventions and Norgine’s interest in the Joint Inventions to research, have researched, Develop, have Developed, use, have used, sell, offer for sale, have sold and import any Product in the Retained Territory; (c) [***], under Norgine Sole Inventions and Norgine’s interest in the Joint Inventions, to manufacture and have manufactured Product worldwide solely for research, Development, use or Commercialization of such Product in the Field in the Retained Territory.  Except as expressly set forth above Tranzyme shall not acquire any license or other right to use the Norgine Technology or Norgine’s interest in the Joint Inventions hereunder.  Should Tranzyme wish to acquire either (i) rights to use the Norgine Technology or (ii) rights under Norgine’s interest in the Joint Inventions or Joint Patents, in each case other than in relation to Product in the Retained Territory, such rights under the Norgine Technology or Norgine’s interest in the Joint Inventions or Joint Patents shall be the subject of a separate agreement to be negotiated and executed by the Parties at some time in the future.  The Parties shall negotiate in good faith to agree on the terms for the use of such rights, and if the Parties cannot agree on such terms, such rights shall be granted on terms to be determined in accordance with the dispute resolution mechanism set forth in Article 14.

2.3                               Limitations to Injectable TZP-101.  Norgine covenants that, notwithstanding the scope of the licenses granted to Norgine under (i) Tranzyme Technology and (ii) Tranzyme’s interest in the Joint Patent pursuant to Section 2.1(a) above to all Products in the Field, during the Term it will not, and shall ensure that none of its Affiliates will, either by itself or through collaborating with or granting rights to a Third Party, use, research, Develop, manufacture, import, export, sell or otherwise Commercialize in the Licensed Territory Product that is not formulated for intravenous, subcutaneous and/or intramuscular administration.  For clarity, Norgine may use, research, Develop, manufacture, import or export Product that is not formulated for intravenous, subcutaneous and/or intramuscular administration so long as the purpose of such activity is to Develop, manufacture or Commercialize Product formulated for intravenous, subcutaneous or intramuscular administration, such as to generate pre-clinical or non-clinical data relating to TZP-101 for use in an MAA for  Product formulated for intravenous, subcutaneous or intramuscular administration.

2.4                               No Implied Licenses; Rights Limited to Licenses Granted.  Except as set forth herein, neither Party acquires any license or other intellectual property interest, by implication or otherwise, under any trademarks, Information or Patents owned or Controlled by the other Party.  Norgine covenants that it will not, and will ensure that its Affiliates and sublicensees will not, use or practice any Tranzyme Technology outside the scope of the license granted to it under Section 2.1 above.  Tranzyme covenants that it will not, and it will not permit any of its Affiliates and sublicensees to, use or practice any Norgine Technology outside the scope of the license granted to it under Section 2.2.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

2.5                               Cross-Territorial Restrictions.  Norgine hereby covenants and agrees that it shall not, and will ensure that its Affiliates and sublicensees will not, either directly or indirectly, actively promote, market, distribute, import, sell or have sold Product into countries in the Retained Territory. As to such countries in the Retained Territory: (a) Norgine shall refrain, and will ensure that its Affiliates and sublicensees shall refrain, from establishing or maintaining any branch, warehouse or distribution facility for Product in such countries other than is necessary to allow for the exportation of Product manufactured in the Retained Territory into the Licensed Territory; (b) Norgine shall not, and will ensure that its Affiliates and sublicensees will not, engage in any advertising or promotional activities relating to Product directed primarily to customers or other buyers or users of the Product located in such countries; and (c) Norgine shall not, and will ensure that its Affiliates and sublicensees will not, solicit orders from any prospective purchaser located in such countries.  If Norgine receives any order from a prospective purchaser located in a country in the Retained Territory, Norgine shall immediately refer that order to Tranzyme.  Norgine shall not accept any such orders.  Norgine may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Licensed Territory.  Norgine shall not, and will ensure that its Affiliates and sublicensees will not, restrict or impede in any manner Tranzyme’s exercise of its retained rights in the Retained Territory.  Tranzyme hereby covenants and agrees that it shall not, and will ensure that its Affiliates or its sublicensees will not, either directly or indirectly, promote, market, distribute, sell or have sold Product in the Licensed Territory.  As to such countries in the Licensed Territory, (a) Tranzyme shall refrain, and will ensure that its Affiliates and sublicensees shall refrain, from establishing or maintaining any branch, warehouse or distribution facility for the Product in such countries other than is necessary to allow for the Development and/or exportation of Product manufactured in the Licensed Territory into the Retained Territory; (b) Tranzyme shall not, and will ensure that its Affiliates and sublicensees will not, engage in any advertising or promotional activities relating to the Product directed primarily to customers or other buyers or users of the Product located in such countries; and (c) Tranzyme shall not, and will ensure that its Affiliates and sublicensees will not, solicit orders from any prospective purchaser located in such countries.  If Tranzyme receives any order from a prospective purchaser located in a country in the Licensed Territory, Tranzyme shall immediately refer that order to Norgine.  Tranzyme shall not accept any such orders.  Tranzyme may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Retained Territory.  Tranzyme shall not, and will ensure that its Affiliates and sublicensees will not, restrict or impede in any manner Norgine’s exercise of its rights in the Licensed Territory.

2.6                               Exclusivity

(a)                                  Norgine.  On a Region-by-Region basis, prior to the end of the Royalty Term in an applicable Region within the Licensed Territory, Norgine shall not, and shall ensure that none of its Affiliates will, either by itself or through collaborating with or granting rights to a Third Party, [***].

(b)                                  Tranzyme.  On a Region-by-Region basis, prior to the end of the Royalty Term in an applicable Region within the Licensed Territory, Tranzyme shall not, and shall ensure that none of its Affiliates will, either by itself or through collaborating with or granting rights to a Third Party, commercialize in such Region in the Field in the Licensed Territory [***] (such product, a “Tranzyme Competing Product”, and together with Norgine Competing

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Product, “Competing Product”); provided that Tranzyme’s exclusivity obligation under this Section 2.6(b) in the Licensed Territory shall expire completely on the date when Product is no longer sold in the Licensed Territory by Norgine, its Affiliates or any of its sublicensees (should this occur prior to expiry of the Royalty Terms in the Licensed Territory).

(c)                                  Acquisition by a Third Party.[***]

ARTICLE 3

OVERVIEW; MANAGEMENT

3.1                               Joint Steering Committee.

(a)                                  Formation and Role.  The Parties agree to establish a Joint Steering Committee (or “JSC”) for the overall coordination and oversight of the Parties’ activities under this Agreement, promptly after the Effective Date.  The role of the Joint Steering Committee shall be:

(i)                                    to (A) review, coordinate, discuss and approve the overall strategy for conducting Development of and seeking Regulatory Approval for Products in the Licensed Territory and Retained Territory in the Field and (B) review and discuss Commercializing Products in the Licensed Territory in the Field;

(ii)                                to review, discuss and approve the Development Plan and/or associated budget, any proposed amendments or revisions to the Development Plan and any corresponding change to the associated budget;

(iii)                            to facilitate the exchange of information between the Parties under this Agreement regarding the strategy for implementing the joint Development activities and to discuss those activities that a Party may conduct independently for its Territory;

(iv)                               to oversee the activities performed by the JDC;

(v)                                   to review, discuss and approve the Commercialization Plan, and any proposed amendments or revisions to such plan;

(vi)                               to seek to resolve any issues arising under this Agreement;

(vii)                           to establish such additional joint subcommittees as it deems necessary to achieve the objectives and intent of this Agreement;

(viii)                       to review, discuss and approve publications pursuant to this Agreement; and

(ix)                              to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties in writing.

(b)                                  JSC Membership.  Tranzyme and Norgine shall each designate an equal

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

number of representatives (each of whom shall be a senior executive of the applicable Party) to serve on the Joint Steering Committee by written notices to the other Party.  Initially, each Party shall designate three (3) such representatives.  The Joint Steering Committee may elect to vary the number of representatives from time to time during the Term.  Either Party may designate substitutes for its representatives if one (1) or more of such Party’s designated representatives is unable to be present at a meeting.  From time to time each Party may replace its representatives by written notice to the other Party specifying the prior representative(s) and their replacement(s).  The Chairperson of the JSC shall be appointed each twelve (12) months, with Tranzyme appointing the initial Chairperson.  The Chairperson shall be responsible for (a) calling meetings, (b) preparing and issuing minutes of each such meeting within thirty (30) days thereafter, and (c) preparing and circulating an agenda for the upcoming meeting, but shall have no special authority over the other members of the Joint Steering Committee, and shall have no additional voting rights or powers beyond those held by the other JSC members.

3.2                               JSC Decisions and Actions.

(a)                                  Decision Making.  The JSC shall act by consensus. Each Party will have, collectively, one (1) vote on behalf of that Party. If the JSC cannot reach consensus within twenty (20) days with respect to any matter that comes before it, then it shall refer the matter to one senior executive of each Party (i.e., the Chief Executive Officer (or equivalent position) of such Party or an executive of such Party who reports directly to the Chief Executive Officer (or equivalent position)) for resolution.  If such senior executives cannot agree on the matter within thirty (30) days after such matter has been referred to them, then, except as provided in Section 3.2(b), either Party may submit such matter for dispute resolution pursuant to Section 14.3.

(b)                                  Final Decision Making Authority.

(i)                                    The following matters shall require the unanimous consent of the JSC: (A) changes to the Core Studies Development Plan, and (B) material changes to the budget for the Core Studies Development (where material, for the purposes of this provision means increase or decrease to the budget set forth in the Core Studies Development Plan at the Effective Date by more than ten per cent (10%)).

(ii)                                Matters pertaining to Regulatory Filings, Regulatory Approval, launch and Commercialization for Product in a Party’s territory or Independent Studies conducted by a Party, as well as matters pertaining to the activities in connection therewith, shall be determined by such Party at its sole discretion, subject to the terms and conditions of this Agreement, provided that neither Party may make such determination in a manner that would adversely affect the other Party’s rights to, or activities relating to, Product in Licensed Territory, insofar as Norgine is concerned, and Retained Territory, insofar as Tranzyme is concerned.  The JSC shall be a forum for the Parties to exchange information relating to such matters and shall not serve as a decision making body for such matters.

3.3                               Meetings.  The JSC shall meet at least quarterly during the Term unless the Parties mutually agree in writing to a different frequency for such meetings.  No later than ten (10) business days prior to any regularly scheduled meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting and, as soon as practicable, materials for

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

the meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting.  The JSC may meet in person, by videoconference or by teleconference.  Each Party will bear the expense of its respective JSC members’ participation in JSC meetings.  Meetings of the JSC shall be effective only if at least one (1) representative of each Party is present or participating in such meeting.  The chairperson of the JSC will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, material decisions made at such meetings.  The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within ten (10) business days after each JSC meeting.  The JSC shall formally approve the minutes of each meeting at the immediately subsequent meeting, and the minutes for the last JSC meeting will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within ten (10) business days of receipt.

3.4                               Joint Development Committee

(a)                                  The Parties will also establish a Joint Development Committee (“JDC”), composed of three representatives of each Party selected by the Parties that have knowledge and expertise in the development of products similar to Product to oversee the Development of the Product hereunder and to coordinate the global development of Product.  The initial JDC chairperson shall be appointed by Norgine and shall serve in such capacity for one (1) year.  Thereafter, the member of the JDC who shall serve as the JDC chairperson shall be designated alternately by each Party, with each chairperson serving for a period of one (1) year.  Each Party may replace its JDC representatives by written notice to the other Party.  The role of the JDC shall be:

(i)                                    to facilitate the exchange of Information between the Parties under this Agreement with respect to their Product-related activities (including activities conducted in the Licensed Territory and the Retained Territory), including as and to the extent necessary for each Party to perform its obligations under this Agreement;

(ii)                                to develop, review and comment on the Development Plan (and associated budget) and all amendments and updates thereto, and to submit such plan (and associated budget) to the JSC for approval (it being understood that the JDC shall submit such plan (and associated budget) with sufficient time for the JSC to review and approve such plan); and

(iii)                            to establish such working teams or subcommittees and to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties in writing.

(b)                                  The JDC shall meet at least once per quarter, unless otherwise specified by the JSC, at times mutually agreed upon by the Parties.  At least two (2) such meetings per calendar year must be held in person, and all other such meetings may be held by teleconference or videoconference.  The location of the JDC meetings shall alternate between sites designated by each Party, with the first such meeting of the JDC to be held in person to be at Tranzyme’s offices.  A unanimous vote of all the members of the JDC is required to make decisions.  In the event of a disagreement among members of the JDC, the committee members shall use good

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

faith efforts to discuss and resolve expeditiously such disagreement.  If a disagreement among members of the JDC remains unresolved for more than thirty (30) days after the committee first addresses such matter (or such longer period as the Parties may mutually agree upon), such disagreement shall be submitted to the JSC for resolution under Section 3.2.  The JDC shall have no power to amend or waive compliance with this Agreement.

3.5                               Costs of Governance.  The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 3 shall be borne solely by such Party.

3.6                               Discontinuation of Participation in the Committee.  The JSC and/or the JDC shall continue to exist until Tranzyme provides written notice to Norgine of its intention to disband and no longer participate in such committee, upon which notice such committee shall have no further obligations under this Agreement.  Tranzyme shall not give such a notice to Norgine prior to completion of the Core Studies Development Plan except for a reasonable and material reason.

ARTICLE 4

PRODUCT DEVELOPMENT

4.1                               Overview of Product Development.    The Parties desire and intend to collaborate with respect to the Development of Product in the Field, under the direction of the JDC and JSC, as and to the extent set forth in this Agreement.  In general, the Parties shall jointly manage and conduct a series of core studies that are required to obtain Regulatory Approval for Product by both the FDA and the EMEA for a first Indication (the “Core Studies”).  Norgine, its Affiliates and sublicensees shall be responsible for other Development activities required for the Regulatory Approval of Product in the Licensed Territory (including by the EMEA to the extent such activities are not covered by the Core Studies) (the “Norgine Independent Studies”), and Tranzyme, its Affiliates and licensees shall be responsible for Development activities required for the Regulatory Approval of Product in the Retained Territory (including by the FDA to the extent such activities are not covered by the Core Studies) (the “Tranzyme Independent Studies”, and together with Norgine Independent Studies, the “Independent Studies”).  For clarity, the Parties agree to take into consideration the need for Norgine to obtain pricing and reimbursement approval in the Licensed Territory in designing the Core Studies and to use Commercially Reasonable Efforts to design the Core Studies in a manner that Norgine may use the data and results generated therefrom to satisfy the requirements of the Major Markets in Europe for such pricing and reimbursement approvals.  In the event any clinical trial(s) is required for Norgine to obtain any pricing and reimbursement approvals in addition to the Core Studies, then such additional clinical trial(s) shall be deemed Norgine Independent Studies.

4.2                               Development Plan.

(a)                                  Licensed Territory Development Plan.  As of the Effective Date, the Parties have agreed upon a summary development plan setting forth the Development activities anticipated by the Parties to be conducted in order to obtain Regulatory Approval of Product in the Licensed Territory for a first Indication, including an estimated budget relating thereto (the

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

“Initial Development Plan”), attached to this Agreement as Exhibit C.  Within sixty (60) days after the Effective Date, the Parties shall discuss and agree upon a detailed development plan consistent with the principles set forth in the Initial Development Plan and detailing those Development activities reasonably necessary to obtain Regulatory Approval of Product in the Licensed Territory for a first Indication, including a detailed budget relating thereto (the “Licensed Territory Development Plan”), provided that such detailed budget shall not be greater than the estimated budget set forth in the Initial Development Plan without the Parties mutual agreement.  The Licensed Territory Development Plan will consist of two parts: (i) a plan allocating between the Parties the Development activities to be conducted by each Party pertaining to the Core Studies, and setting forth the estimated timeline and a detailed budget for such activities pertaining to the Core Studies (the “Core Studies Development Plan”); and (ii) a plan setting forth the activities to be conducted by Norgine under the Norgine Independent Studies for Regulatory Approval of Product in the Licensed Territory for a first Indication, and an estimated timeline and budget for such activities (the “Norgine Independent Studies Development Plan”).

(b)           Updates to Core Studies Development Plan.  From time to time during the Term, the JDC shall update and amend, as appropriate the then-current Core Studies Development Plan as well as the associated detailed budget, by submitting all such updates and amendments to the JSC for review and approval in accordance with Section 3.2.  Once approved by the JSC, each updated or amended Core Studies Development Plan and each updated and amended budget shall become effective and supersede the previous Core Studies Development Plan (and the previous budget) as of the date of such approval.

(c)           Updates to Norgine Independent Studies Development Plan.  From time to time during the Term, Norgine shall have the right to propose amendments to the then-current Norgine Independent Studies Development Plan to the JDC for its review.  Norgine shall consider in good faith any and all comments from the JDC with respect to such amendments.

(d)           Tranzyme Independent Studies Development Plan.  Within ninety (90) days after the Effective Date, Tranzyme shall prepare a plan setting forth the activities to be conducted by Tranzyme under the Tranzyme Independent Studies, and an estimated timeline and budget relating to such activities (the “Tranzyme Independent Studies Development Plan”, and together with the Norgine Independent Studies Development Plan, the “Independent Studies Development Plan”).  From time to time during the Term, Tranzyme shall have the right to amend the then-current Tranzyme Independent Studies Development Plan.  Tranzyme will provide any proposed amendments to the JDC for its review, and will consider in good faith any and all comments from the JDC with respect to such amendments, subject to any of Tranzyme’s obligations to any Third Party (including confidentiality obligations) in the event Tranzyme enters into a collaboration with a Third Party for the Development and/or Commercialization of the Product in the Retained Territory.  Tranzyme shall use reasonable efforts in its negotiations with Third Parties to obtain from such Third Parties the right to share with Norgine any updates to the Tranzyme Independent Studies Development Plan, the details of any of Tranzyme’s Development activities relating thereto and any Information arising therefrom. If Tranzyme is unable to obtain from a Third Party the right to share such updates, details and Information with Norgine, Tranzyme shall not share any updates to the Norgine

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Independent Studies Development Plan, the details of any of Norgine’s Development activities relating thereto and any Information arising therefrom with that Third Party.

4.3          Tranzyme Development Activities

(a)           Tranzyme shall timely and diligently conduct the Development activities assigned to it in the Core Studies Development Plan (the “Tranzyme Development Activities”).  Tranzyme shall conduct all Tranzyme Development Activities in accordance with the Development Plan and under the direction of the JSC.

(b)           For as long as Tranzyme is conducting Tranzyme Development Activities, the status, progress and results of Tranzyme Development activities shall be discussed in reasonable detail at meetings of the JDC, and Tranzyme shall provide the JDC with a written report on the status and progress of such Tranzyme Development Activities on a quarterly basis.  In addition, Tranzyme shall make available to Norgine such information about Tranzyme Development Activities as may be reasonably requested by Norgine from time to time.

(c)           Tranzyme shall have the sole discretion to conduct the Tranzyme Independent Studies under the Tranzyme Independent Studies Development Plan.

4.4          Norgine Development Activities

(a)           Norgine shall timely and diligently conduct all Development activities assigned to Norgine under the Licensed Territory Development Plan (the “Norgine Development Activities”), in accordance with the then-current Licensed Territory Development Plan and the direction of the JDC.  Without limiting the generality of the foregoing, Norgine shall use Commercially Reasonable Efforts to Develop the Product in the Licensed Territory.

(b)           The status, progress and results of Norgine’s Development Activities shall be discussed in reasonable detail at meetings of the JDC, and Norgine shall provide the JDC with a written report on the status and progress of such Norgine Development Activities on a quarterly basis.  In addition, Norgine shall make available to Tranzyme such information about Norgine Development Activities as may be reasonably requested by Tranzyme from time to time.

(c)           Each Party shall keep the other informed of any plans to use or incorporate any technology, material, process or other intellectual property of a Third Party in connection with the Development of Product in its Territory (being the Licensed Territory with respect to Norgine and the Retained Territory with respect to Tranzyme).  The Parties shall discuss in good faith to, when permitted under such Third Party arrangements, enable each Party to use or incorporate such Third Party technology, material, process or intellectual property in connection with each Party’s exercise of its rights in its Territory (being the Licensed Territory with respect to Norgine and the Retained Territory with respect to Tranzyme).

4.5          Compliance.

(a)           Each Party agrees that in performing its obligations under this Agreement: (a) it shall comply with all applicable Laws; and (b) it will not employ or engage any person who

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.  Each Party shall have the right to engage subcontractor(s) for the performance of its obligations under the Development Plan.  Each Party shall cause the subcontractor(s) engaged by it to be bound by written obligations of confidentiality and invention assignment consistent with those contained herein, and such Party remains primarily responsible for the performance of such subcontractor(s).

(b)           Each Party shall maintain complete, current and accurate records of all work conducted by it under the Development Plan, and all data and other Information resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory purposes.  Each Party shall document all preclinical studies and clinical trials in formal written study reports according to applicable national and international (e.g., ICH, GCP, GLP, and GMP) guidelines.  Each Party shall have the right to review such records maintained by the other Party at reasonable times, upon written request at the reviewing Party’s costs, which shall not exceed once a year.

4.6          Development Cost Allocation.

(a)           Third Party Development Costs for Core Studies.

(i)            The Third Party Development Costs for the Core Studies that are incurred by or on behalf of a Party or its Affiliates after the Effective Date in connection with conducting the activities set forth in the then-current Core Studies Development Plan shall be allocated between the Parties [***].

(ii)           [***]

(iii)         Failure for Tranzyme to pay its share of the Third Party Development Costs for the first Phase 3 Clinical Trial for the first Product for the first Indication under the Core Studies Development Plan shall not be deemed a material breach of this Agreement by Tranzyme and shall not give rise to Norgine’s right to terminate this Agreement under Section 13.2, but instead, the sole remedy available to Norgine for such failure to pay by Tranzyme shall be: [***].  Such remedy shall only be available to Norgine after Norgine provides Tranzyme with written notification of such underpayment, giving ninety (90) days to cure such underpayment and only if Tranzyme fails to cure such underpayment within such ninety (90)-day notice period.

(iv)          Failure for Tranzyme to pay its share of the Third Party Development Costs under Section 4.6(a)(i) for any Core Study under the Core Studies Development Plan for the first Product for the first Indication, other than the first Phase 3 Clinical Trial for the first Product for the first Indication, shall not be deemed a material breach of this Agreement by Tranzyme and shall not give rise to Norgine’s right to terminate this Agreement under Section 13.2, but instead, the sole remedy available to Norgine for such failure to pay by Tranzyme shall be: [***].  Such remedy shall only be available to Norgine after Norgine provides Tranzyme with written notification of such underpayment, giving ninety (90) days to cure such underpayment and only if Tranzyme fails to cure such underpayment within

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

such ninety (90)-day notice period.

(v)            [***]

(b)           Third Party Development Costs for a Party’s Independent Studies.    Each Party shall bear all Third Party Development Costs that are incurred by or on behalf of such Party or its Affiliates after the Effective Date in connection with the activities in support of such Party’s Independent Studies, subject to Section 5.5(b).

(c)           Internal Costs.  For clarity, as part of the sharing of development costs under this Section 4.6, neither Party shall be required to bear any of the internal costs incurred after the Effective Date by the other Party, its Affiliates, licensees and/or sublicensees in connection with conducting the activities set forth in the then-current Core Studies Development Plan and/or activities pertaining to its Independent Studies, with such internal costs to include the FTE costs incurred for employees and consultants engaged on an ongoing basis, as well as facilities, utilities and other overhead costs incurred by such Party at such Party’s facility.

ARTICLE 5

REGULATORY MATTERS

5.1          Data Sharing.  Within thirty (30) days after the Effective Date, Tranzyme will provide Norgine with copies of all material Regulatory Filings pertaining to the Development of the Product submitted to Regulatory Authorities in the U.S. or the Licensed Territory prior to the Effective Date.

5.2          Regulatory Responsibilities.

(a)           The Parties shall collaborate through the JDC and JSC with respect to the regulatory strategy and approach for the Core Studies in order to support the Regulatory Approval for the Product in both the U.S. and the EU.  Otherwise, each Party shall be primarily responsible for the regulatory strategy and approach for seeking and obtaining Regulatory Approval for the Product in such Party’s territory.

(b)           Norgine shall consult with Tranzyme regarding its proposed regulatory strategy in the Licensed Territory and consider in good faith Tranzyme’s comments and suggestions as the Parties recognize that the Development of the Product shall be conducted in a manner consistent with Tranzyme’s global strategy for the Product.

(c)           Norgine shall be responsible for preparing any and all Regulatory Filings for the Products to be used for filing with the Regulatory Authority and seeking and maintaining Regulatory Approvals in the Licensed Territory.  Norgine shall solely bear all costs and expenses incurred in connection with such activities.  As Norgine may reasonably request, Tranzyme shall use Commercially Reasonable Efforts to assist Norgine in connection with the preparation and filing of such Regulatory Filings for the Licensed Territory.  Norgine will reimburse Tranzyme any out-of-pocket costs incurred by Tranzyme to Third Parties in providing such assistance

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(including any filing fees associated therewith).  Norgine shall hold in its name all Regulatory Filings and Regulatory Approvals filed with Regulatory Authorities for the Product in the Licensed Territory.

(d)           Tranzyme acknowledges that Norgine will prepare MAAs for the Products in the Licensed Territory on a rolling basis, with the draft MAAs being continually updated as the relevant data and information required for submission becomes available.  Norgine shall keep Tranzyme reasonably informed of material regulatory activities and events that occur for a Product in the Licensed Territory and shall, at Tranzyme’s reasonable request, provide Tranzyme with copies of all material Regulatory Filings submitted to Regulatory Authorities in the Licensed Territory at no cost to Norgine, and any Information provided by Norgine to Tranzyme under this Section 5.2(d) shall be deemed Norgine’s Confidential Information.

(e)           Subject to Tranzyme’s cooperation with Norgine with respect to the Core Studies as set forth in Section 5.2(a), Tranzyme shall have the sole responsibility, at its sole discretion, to submit and maintain Regulatory Filings with Regulatory Authorities for the Products in the Retained Territory.  Subject to Section 4.2(d), Tranzyme shall keep Norgine reasonably informed of material regulatory activities and events that occur for a Product in the Retained Territory and shall, at Norgine’s reasonable request, provide Norgine with copies of all material Regulatory Filings submitted to Regulatory Authorities in the U.S. and such other jurisdictions in the Retained Territory as the Parties may agree from time to time at no cost to Norgine, and any Information provided by Tranzyme to Norgine under this Section 5.2(e) shall be deemed Tranzyme’s Confidential Information.

5.3              Adverse Event Reporting and Safety Data Exchange.  The Parties agree that Tranzyme will be primarily responsible for the monitoring of all adverse events and maintaining the global safety database.  Norgine will be responsible for the filing of all required reports in the Licensed Territory throughout the Development and Commercialization of Products.  The Parties shall cooperate to develop methods and/or procedures for sharing information relating to such clinical experiences in accordance with safety reporting requirements of the respective Regulatory Authorities and as necessary for a Party to comply with applicable law.  Promptly following the Effective Date but in any case prior to the commencement of the first Phase 3 Clinical Trial using a Product, the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Products, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”).

5.4              Cross Territory Actions.  If either Party believes that the other Party, as the case may be, is taking or intends to take any action with respect to a Product that could reasonably be expected to have a material adverse impact upon the regulatory status of a Product in the Retained Territory, or the Licensed Territory, as the case may be, such Party shall have the right to bring the matter to the attention of the JSC.  Without limiting the foregoing:  (a) neither Party shall communicate with any Regulatory Authority having jurisdiction in the Territory of the other Party regarding any Product (meaning Norgine shall not communicate with a Regulatory Authority in the Retained Territory regarding Product and Tranzyme shall not communicate with a Regulatory Authority in the Licensed Territory regarding Product) unless explicitly requested or permitted in writing to do so by the other Party, or unless so ordered by such Regulatory

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Authority, in which case the Party obliged to make such communication shall provide immediately to the other Party notice of such order, and (b) neither Party shall submit any Regulatory Filings or seek Regulatory Approvals for the Product in the Territory of the other Party.

5.5          Data Sharing.

(a)           Data Generated under Core Studies.  Each Party shall promptly provide the other Party with copies of final reports and of all Information (including preclinical and clinical data) generated in conducting the Core Studies.  A Party shall provide such Information to the other as soon as reasonably practical and through information sharing procedures to be established by the JSC.  Each Party and its Affiliates, sublicensees and licensees may use any such Information for (i) the performance of the activities under this Agreement, and (ii) the research, Development, manufacture and Commercialization of Product for its Territory (being the Licensed Territory for Norgine and the Retained Territory for Tranzyme); in each case including the regulatory activities relating thereto.  Each Party hereby grants to the other Party a fully-paid up right of reference (transferrable by such other Party to its Affiliates, sublicensees and licensees) to all Regulatory Filings made by the first Party (or its Affiliates or (sub)licensees) solely for such other Party to conduct the activities set forth in subsections (i) and (ii) above.

(b)           Data Generated under Independent Studies.  Each Party shall have the right to conduct Independent Studies in its territory, or in the other Party’s territory with the prior written consent of the other Party.  Each Party shall conduct any such Independent Study in accordance with the applicable Independent Studies Development Plan.  Such Independent Studies Development Plan shall be subject to the review and comment (but not approval) by the JDC.  As soon as practicable after the completion of each clinical trial within the Independent Studies, the Party conducting such trial shall provide the other Party with the full data set and all results and reports generated in such trial and Controlled by such Party, as well as a statement of the total Third Party Development Costs incurred by such Party in connection with the conduct of such trial.  [***]  The Party conducting its Independent Studies shall maintain its discretion over such Independent Studies, regardless of whether the other Party reimburses such Party for its share of the Third Party Development Costs for such Independent Studies as set forth above.  For clarity, each Party shall keep the other Party reasonably informed of the progress of each such trial, as well as the results generated therefrom, regardless of whether such other Party co-funds such trial, provided that, such other Party shall not have the right to use such data or results in its own Regulatory Filings, cross-reference Regulatory Approvals applied for or obtained using the data sets and results generated in such an Independent Study, unless such other Party reimburses the first Party for the Third Party Development Costs as set forth above.  The foregoing does not prevent a Party from using data generated from an Independent Study by the other Party in periodic safety update reports, expedited or urgent safety matters to maintain regulatory compliance, or like Regulatory Filings.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

ARTICLE 6

COMMERCIALIZATION

6.1          Overview of Commercialization in the Licensed Territory.  Subject to the terms and conditions of this Article 6, as between the Parties, Norgine will be solely responsible for all aspects of the Commercialization of Products in the Field in the Licensed Territory, in compliance with all applicable Laws and in accordance with the Commercialization Plan (as defined in Section 6.2(b)).

6.2          Norgine Performance

(a)           Commercial Diligence.  Norgine shall devote Commercially Reasonable Efforts to Commercialize Product in the Licensed Territory following Regulatory Approval of Product in the Licensed Territory in accordance with this Agreement.   Specifically and without limiting the foregoing, Norgine shall: (i) actively pursue Regulatory Approval for Product for at least one (1) Indication in each of the Major Market Countries if it is commercially reasonable to do so; (ii) commence First Commercial Sale of a Product in any country in the Licensed Territory in which it obtains a Regulatory Approval and in which it is commercially reasonable to Commercialize Product [***] following receipt of all necessary Regulatory Approvals and all necessary or commercially desirable pricing and reimbursement approvals in such country; and (iii) use Commercially Reasonable Efforts in conducting its post-launch Commercialization activities, including without limitation in the allocation of sales force and the performance of detailing and promotion activities.

(b)           Commercialization Plan.  When available to Norgine, but in any case at least [***] to the anticipated filing of the Regulatory Filing seeking Regulatory Approval for a Product in the Licensed Territory, Norgine will provide the JSC with a summary of the commercialization plan derived from the annual commercialization plan used by Norgine for its internal purposes, including a summary of Norgine’s proposed Commercialization strategy for Product in the Licensed Territory, as well as a summary of the anticipated level of sales efforts to be dedicated to the promotion of Product (each a “Commercialization Plan”).  During the Royalty Term, Norgine shall update such summary of the commercialization plan from time to time by written notice, [***].

(c)           Diligence Failures.  If Tranzyme believes in good faith that Norgine has failed to utilize Commercially Reasonable Efforts with respect to Commercialization of Products, then Tranzyme shall first raise such issue through the JSC, setting forth specific detailed reasons underlying such allegation.  Within [***] following Norgine’s receipt of any such notice from Tranzyme, Norgine shall provide Tranzyme with a written response specifying, in reasonable detail, how it is using or has begun to use such Commercially Reasonable Efforts.  In the event of a dispute between the Parties with respect to whether Norgine has failed to utilize Commercially Reasonable Efforts with respect to Commercialization of Products, such dispute shall be resolved in accordance with Article 14.

6.3          Reports.  Norgine shall informally update the JSC periodically regarding Norgine’s Commercialization activities with respect to Product in the Licensed Territory.  In addition,

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Norgine shall present written reports to the JSC annually, summarizing its significant Commercialization activities with respect to Products in the Licensed Territory pursuant to this Agreement.  Such reports submitted by Norgine shall cover subject matter at a level of detail reasonably sufficient to enable Tranzyme to determine Norgine’s compliance with its diligence obligations pursuant to Section 6.2.

6.4          Additional Marketing Activities.  The Parties shall meet and discuss additional marketing (as distinct from detailing or promotional) support for the Products in the Licensed Territory, including establishing medical science liaisons for the Products, maintaining existing relationships with key opinion leaders and developing additional contacts, and sponsoring or participating in medical education activities, including conferences, exhibit booths and the like.  All such activities will be consistent with messaging and strategy coordinated by the JSC.

6.5          Product Recalls.  In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Product, or in the event a Party reasonably believes that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or other corrective action regarding a Product, such Party shall promptly advise the other Party by telephone or facsimile.  Norgine shall decide and have control of whether to conduct a recall or market withdrawal in the Licensed Territory (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take other corrective action in any country in the Licensed Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted; provided that the Norgine shall keep Tranzyme regularly informed regarding any such recall, market withdrawal or corrective action, and Norgine shall bear the costs incurred by the Parties in connection with such recall.

6.6          Trademarks.  The Parties shall, through the JSC, discuss the most appropriate trademark strategy for Product with the aim of having a coordinated global trademark for Product.  Norgine shall have the right to select the trademark to be used in connection with the Commercialization of the Products in the Licensed Territory (the “Product Trademark”), and shall have all rights in and to such Product Trademark in the Licensed Territory.  Norgine will notify Tranzyme of all Product Trademarks and Norgine will be responsible for the filing, prosecution, maintenance and defense of all registrations of the Product Trademark, and will be responsible for the payment of any costs relating to filing, prosecution, maintenance and defense of all Product Trademarks in the Licensed Territory.  Norgine shall not select as a Product Trademark a trademark which contains or is confusingly similar to the name and trademark “Tranzyme”, the Tranzyme group corporate logo or any name or trademark including or comprising the letters “Tranz”.  Norgine shall not file or otherwise seek to establish rights in the Product Trademark in the Retained Territory.  Norgine shall notify Tranzyme if Norgine decides to change, alter, modify or replace the Product Trademark initially selected by it for the Products.

ARTICLE 7

MANUFACTURING

7.1          Clinical Manufacturing for Core Studies.  The Parties are jointly responsible for the manufacturing of the Product for use in the Core Studies.  The Parties currently contemplate

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

for Tranzyme to procure supply of the Product for use in the Core Studies from the Third Party supplier engaged by Tranzyme as of the Effective Date, and the Parties will share the Clinical Manufacturing Costs for such supply equally in accordance with Section 7.3.

7.2          Clinical Manufacturing for Independent Studies.  The Parties may agree for Tranzyme to procure supply of Product for use in certain Norgine Independent Studies from the Third Party supplier engaged by Tranzyme as of the Effective Date.  In such event, Norgine will reimburse Tranzyme for the Clinical Manufacturing Costs of procuring such supply in accordance with Section 7.3.  Otherwise, each Party shall be solely responsible for the procurement of clinical supply for Product for its Independent Studies.  Such Party shall be solely responsible for the Clinical Manufacturing Costs for such Independent Studies, [***].

7.3          Cost Sharing.

(a)           Inventory As of the Effective Date.  The Parties acknowledge that, as of the Effective Date, Tranzyme is in possession of certain inventory of Product (in bulk and/or finished form) (the “Existing Inventory”).  Tranzyme has incurred costs in connection with the procurement of such Existing Inventory prior to the Effective Date, and will continue to incur costs after the Effective Date in connection with the fill and finish of the portion of such Existing Inventory that exists in bulk form as of the Effective Date.  Tranzyme shall invoice Norgine for fifty percent (50%) of the Clinical Manufacturing Costs incurred by Tranzyme in connection with the fill and finish of such portion of the Existing Inventory, on an ongoing basis as such costs are incurred by Tranzyme.  Concurrent with the issuance of each such invoice for a particular lot of finished Product, Tranzyme shall also invoice Norgine for fifty percent (50%) of the Clinical Manufacturing Costs incurred by Tranzyme prior to the Effective Date in connection with the procurement of the Existing Inventory incorporated into such lot of finished Product.  Norgine shall pay each such invoice within thirty (30) days after receiving such invoice.

(b)           Procurement of Supply after the Effective Date.  The Parties wish for Tranzyme to procure certain quantity of Product from the Third Party supplier after the Effective Date for use in Core Studies and Independent Studies (the “New Supply” and together with the Existing Inventory, the “Clinical Supply”). [***]

(c)           Use of Clinical Supply for Independent Studies.  In the event a Party uses any Clinical Supply in its Independent Studies and the Clinical Manufacturing Costs for such Clinical Supply have been paid by each Party equally, such Party using such Clinical Supply for its Independent Studies shall pay to the other Party fifty percent (50%) of the Clinical Manufacturing Costs of the portion of the Clinical Supply so used by such Party for such Independent Studies.  [***]

7.4          Validation and Registration Batches; Commercial Supply.  Each Party shall be solely responsible for procuring the validation and registration batches of Product, as well as the commercial supply of Product, for its territory, at its own costs and expense.

7.5          Manufacturing Transfer.  At Norgine’s request, Tranzyme shall make its qualified personnel available to Norgine to provide reasonable assistance in transferring manufacturing Information to Norgine on reasonable notice.  If requested by Norgine, Tranzyme

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

shall support the establishment of a separate supply arrangement between any of its existing Third Party manufacturers and use Commercially Reasonable Efforts to assist Norgine in negotiating supply agreements with such contract manufacturers with respect to purchase of the Products.  In the event Norgine decides to engage a Third Party supplier which, at the time of such engagement by Norgine, is engaged by Tranzyme for the supply of the Products for use or sale in the Retained Territory, Norgine shall ensure that any agreement with such Third Party supplier does not oblige the Third Party supplier to supply Norgine with Product for use or sale in the Licensed Territory in preference to or in priority to Tranzyme in the event the Third Party supplier is unable to meet both Parties’ Product needs.

ARTICLE 8

FINANCIAL PROVISIONS

8.1          Initial Payments.

(a)           Upfront Fee.  Within ten (10) days after the Effective Date, Norgine shall pay to Tranzyme a one-time, non-refundable and non-creditable upfront fee of Eight Million Dollars ($8,000,000).

(b)           Equity Investment.  Norgine shall purchase certain equity in Tranzyme in an amount equal to Two Million Dollars ($2,000,000) in accordance with this Section 8.1(b).  As of the Effective Date, Norgine and Tranzyme have agreed to certain Equity Documents, attached in the form hereto as Exhibit D.  In addition, as of the Effective Date, each Party has obtained the approval of its board of directors to enter into such Equity Documents in the form as attached hereto.  Promptly after the Effective Date, Tranzyme will endeavor to procure all necessary consent and approval from its stockholders in order for Tranzyme to enter into such Equity Documents, and the Parties will execute such Equity Documents in the forms attached within five (5) days after Tranzyme notifies Norgine in writing of its receipt of such stockholder consent and approval.

8.2          Milestone Payments.  Norgine shall report the achievement of each milestone event for Product as set forth in this Section 8.2 by or on behalf of Norgine, its Affiliates or sublicensees to Tranzyme within [***] of its achievement and shall make the following non-refundable and non-creditable milestone payments to Tranzyme within [***] days after receipt of an invoice therefor from Tranzyme.  Each milestone payment by Norgine to Tranzyme hereunder shall be payable only once, regardless of the number of times achieved by the Products, provided that, if more than one sales milestones that have not been previously paid are triggered at the end of any particular calendar year, then each and every of such sales milestones shall be deemed to have been achieved upon the end of such calendar year and the corresponding milestone payments triggered by each and every of such sales milestones shall become due at the end of such calendar year.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Milestone Event	Milestone Payment

Regulatory Milestones

On successful completion of first Phase 3 Clinical Trial (where successful completion means that the Phase 3 Clinical Trial has met its primary endpoints and the data generated in such clinical trial, in Norgine’s opinion (acting reasonably), can be used as part of the submission for an MAA.

[***] in cash and $1,000,000 in exchange for Tranzyme equity as provided in the Equity Documents

On first filing of an MAA for a Product in a Major Market in the Licensed Territory.	[***]

On First Commercial Sale of the first Product in a Major Market in the Licensed Territory (the “Launch Milestone”).	[***], subject to adjustment pursuant to Section 8.2(a) and (b)*

On Regulatory Approval for a second Indication in a Major Market in the Licensed Territory	[***]

*              The amount for the Launch Milestone shall be subject to the following adjustments:

(a) At the time of First Commercial Sale of Product in the first Major Market, a portion of the Launch Milestone shall be due upon such First Commercial Sale being made (“First Launch Milestone”) which shall be determined as follows: if the Product is sold at a price per Unit in such Major Market (which shall be determined at the time of launch and shall be no less than the pricing approved in the Regulatory Approval for the applicable Major Market) (the “Initial Unit Price”) (i) is equal to, or is greater than, [***] Euros (€[***]), then the First Launch Milestone shall be $[***]; (b) is equal to, or is greater than, [***] Euros (€[***]), but is less than [***] Euros (€[***]), then the First Launch Milestone shall equal: $[***] x (Unit Price - €[***])/€[***]; and (c) is less than [***] Euros (€[***]), then the First Launch Milestone shall be zero.

(b) Upon the First Commercial Sale of a Product in each further Major Market, made within [***]:

(i)             The mean Unit price of the Product in all Major Markets in which the Product is being sold (the selling price in each such Major Market shall be determined at the time of launch in such Major Market and shall be no less than the pricing approved in the Regulatory Approval for such Major Market) will be calculated (“Cumulative Mean Unit Price”) and a revised Launch Milestone (“Revised Launch Milestone”) will be [***].

(ii)          [***]

(iii)       [***]

(iv)      [***]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(c) For the purposes of this Section a “Unit” means the daily human adult dose of Product for intravenous, subcutaneous or intramuscular administration, whichever formulation is first Commercialized by Norgine, its Affiliates or sublicensees following Regulatory Approval.

Sales Milestones

The aggregate Net Sales of all Products in the Licensed Territory during any calendar year equal to or exceed €[***]	$	[***	]

The aggregate Net Sales of all Products in the Licensed Territory during any calendar year equal to or exceed €[***]	$	[***	]

The aggregate Net Sales of all Products in the Licensed Territory during any calendar year equal to or exceed €[***]	$	[***	]

The aggregate Net Sales of all Products in the Licensed Territory during any calendar year equal to or exceed €[***]	€	[***	]

The aggregate Net Sales of all Products in the Licensed Territory during any calendar year equal to or exceed €[***]	€	[***	]

For the aggregation of Net Sales for the purpose of determining whether a commercial milestone trigger has been met under this Section 8.2 or the applicable royalty rate under Section 8.3, all Combination Products and single agent Products shall be considered the same Product, regardless of the formulation, dosage strength, route of administration, packaging or indicated use thereof or any other active ingredient(s) contained therein, or whether such Product is sold by or on behalf of Norgine, its Affiliates or sublicensees.

8.3          Royalties.

(a)           Royalty Rates. Subject to Section 8.4, Norgine shall pay to Tranzyme a running royalty at the following royalty rates, on Net Sales of the Products in all countries of the Licensed Territory:

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Aggregate Annual Net Sales of the Products in the Licensed Territory for a Particular Calendar Year	Royalty Rate

For that portion of aggregate annual Net Sales less than or equal to €[***]	[***	]%

For that portion of aggregate annual Net Sales greater than €[***] but less than or equal to €[***]	[***	]%

For that portion of aggregate annual Net Sales greater than €[***]but less than or equal to €[***]	[***	]%

For that portion of aggregate annual Net Sales Greater than €[***]	[***	]%

8.4          Royalty Term.  The royalty payment obligation under Section 8.3 above shall apply, on a country-by-country and Product-by-Product basis, during the period of time beginning upon the First Commercial Sale of such Product in such country, and ending upon the later of (i) the expiration of the last-to-expire Valid Claim of a Tranzyme Patent or other exclusivity conferred by a relevant Regulatory Authority covering such Product in such country; and (ii) the [***] anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”).  For the avoidance of doubt and notwithstanding anything to the contrary herein, the First Commercial Sale of a Product formulated for a different route of administration (e.g., for intramuscular administration, subcutaneous administration and intravenous administration) shall be construed as a new Product under this Section 8.4 and the Royalty Term for such new Product shall start upon the First Commercial Sale of such new Product.

8.5          Third Party Royalties.  If the Parties mutually agree that it is necessary for Norgine to obtain a license to any Third Party’s Patents issued before or after the Effective Date in order for Norgine, its Affiliates, or any sublicensee to Develop, manufacture or Commercialize a Product in a particular country in the Licensed Territory, then Norgine shall have the right to credit [***] of any royalties actually paid by Norgine to such Third Party for such license with respect to such Product in such country, against the royalty payment due from Norgine to Tranzyme under Section 8.3 for such Product in such country; provided that the royalties payable to Tranzyme for any particular calendar quarter for such Product in such country shall not be reduced by more than [***] by reason of this Section 8.5.

8.6          Royalty Reduction.  During the Royalty Term, for a particular Product and in a particular country, if a Generic Competing Product for such Product is launched and Norgine’s Net Sales in two (2) consecutive calendar quarters following such launch are decreased by at least [***] as compared to the quarterly average amount of Net Sales booked by Norgine for that Product in that country during the two (2) calendar quarters immediately preceding the launch of such Generic Competing Product, the royalties due to Tranzyme shall be reduced by [***] from what would otherwise have been due under Section 8.3, provided that this Section 8.6 shall no longer apply in the event: (a) such Generic Competing Product is no longer sold in such country; or (b) the Net Sales for the applicable Product in the applicable country returns to at least the same level as the quarterly average amount of Net Sales booked by Norgine for that Product in that country during the two (2) calendar quarters immediately preceding the launch of such Generic Competing Product.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

8.7          Royalty Payments and Reports.  Within sixty (60) days after the end of each calendar quarter, Norgine shall deliver to Tranzyme a report containing the following information for the prior calendar quarter:

(a)           the number of units of Products sold by Norgine, its Affiliates and sublicensees;

(b)           the gross sales associated with each Product sold by Norgine, its Affiliates and sublicensees;

(c)           a calculation of Net Sales of each Products that are sold by Norgine, its Affiliates and (if applicable) sublicensees; and

(d)           details of any corrections or true-ups from previously reported Net Sales amounts; and

(e)           a calculation of payments due to Tranzyme with respect to the foregoing.

Concurrent with these reports, Norgine shall remit to Tranzyme any payment due for the applicable calendar quarter.  If no royalties are due to Tranzyme for such reporting period, the report shall so state.

8.8          Foreign Exchange.  All payments required under this Agreement shall be paid in U.S. Dollars.  The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be made at the average of the daily closing exchange rates reported in The Wall Street Journal (U.S., Western Edition) over the applicable reporting period for the payment due.

8.9          Payment Method; Late Payments.  All payments due to Tranzyme hereunder shall be made by wire transfer of immediately available funds into an account designated by Tranzyme.  If Tranzyme does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to Tranzyme until the date of payment at the per annum rate of two percent (2%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by applicable Law, whichever is lower.

8.10        Records; Audits.  Norgine will maintain complete and accurate records in sufficient detail to permit Tranzyme to confirm the accuracy of the calculation of royalty payments under this Agreement.  Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination at the expense of Tranzyme, and not more often than once each calendar year, by an independent certified public accountant selected by Tranzyme and associated with an independent accounting firm reasonably acceptable to Norgine, for the sole purpose of verifying the accuracy of the financial reports furnished by Norgine pursuant to this Agreement.  The accounting firm shall enter into appropriate obligations with Norgine to treat all information it receives during its examination in confidence.  The accounting firm shall disclose to Tranzyme only whether Norgine’s calculations of royalty payments under this Agreement are correct and details concerning any discrepancies, but no other information shall be disclosed to Tranzyme.  Any amounts shown to be owed but unpaid shall be paid within thirty (30) days from

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

the accountant’s report, plus interest (as set forth in Section 8.9) from the original due date.  Any amounts shown to have been overpaid shall be, at Tranzyme’s election, refunded as soon as practicable after the accountant’s report or credited towards future payments owed by Norgine to Tranzyme over time.  Tranzyme shall bear the full cost of such audit unless such audit discloses an underpayment by Norgine of more than five percent (5%) of the amount due, in which case Norgine shall bear the full cost of such audit.

8.11        Taxes.

(a)           Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b)           Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Norgine to Tranzyme under this Agreement. To the extent Norgine is required to deduct and withhold taxes on any payment to Tranzyme, Norgine shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Tranzyme an official tax certificate or other evidence of such withholding sufficient to enable Tranzyme to claim such payment of taxes.  Tranzyme shall provide Norgine any tax forms that may be reasonably necessary in order for Norgine to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.  Tranzyme shall use reasonable efforts to provide any such tax forms to Norgine at least thirty (30) days prior to the due date for any payment for which Tranzyme desires that Norgine apply a reduced withholding rate.  Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

(c)           Taxes Resulting From Norgine Action.  If Norgine is required to make a payment to Tranzyme subject to a deduction of tax or withholding tax, then (i) if such withholding or deduction obligation arises as a result of any action by Norgine, including any assignment or sublicense, or any failure on the part of Norgine to comply with applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto (an “Norgine Withholding Tax Action”), then the sum payable by Norgine (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Tranzyme receives a sum equal to the sum which it would have received had no such Norgine Withholding Tax Action occurred, and (ii) otherwise, the sum payable by Norgine (in respect of which such deduction or withholding is required to be made) shall be made to Tranzyme after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted in accordance with applicable Law.

8.12            Cost Reimbursement.  For each calendar quarter during which the Parties are sharing: (a) Third Party Development Costs for the Core Studies; (b) Third Party Development Costs for any trial under the Independent Studies in the event a [***]; and/or (c) any other costs subject to reimbursement under this Agreement (other than the Clinical Manufacturing Costs

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

which shall be reimbursed pursuant to Section 7.3), within thirty (30) days after the end of such calendar quarter, each Party shall provide the JDC with a report itemizing the costs and expenses incurred by or on account of such Party during such calendar quarter, together with the calculation of reimbursement sought by such Party from the other Party for each item of such costs and expenses.  Within fifteen (15) days after receiving such reports, the JDC shall issue to both Parties a reconciliation report setting forth the calculation of net reimbursement due from the Party owing a reconciliation payment to the other Party, and the Party owing such reconciliation payment shall make such payment within fifteen (15) days after receiving such reconciliation report.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1          Ownership of Inventions.  As between the Parties, each Party shall own any inventions conceived (or conceived and reduced to practice) solely by its own employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”).  Sole Inventions conceived (or conceived and reduced to practice) solely by Norgine’s own employees, agents or independent contractors in the course of conducting its activities under the Agreement shall be “Norgine Sole Inventions”.  Sole Inventions conceived (or conceived and reduced to practice) solely by Tranzyme’s own employees, agents or independent contractors in the course of conducting its activities under this Agreement shall be “Tranzyme Sole Inventions”.  The Parties (or their relevant Affiliates) shall jointly own any inventions that are conceived (or conceived and reduced to practice) jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (“Joint Inventions”).  Inventorship shall be determined in accordance with applicable patent laws.  All Patents claiming patentable Norgine Sole Inventions shall be referred to herein as “Norgine Sole Patents”.  All Patents claiming patentable Tranzyme Sole Inventions shall be referred to herein as “Tranzyme Sole Patents”.  All Patents claiming patentable Joint Inventions shall be referred to herein as “Joint Patents.”  As between the Parties, each Party retains an undivided one-half interest in and to Joint Inventions and Joint Patents.  Subject to the rights and licenses granted by one Party to the other under this Agreement and the Parties’ respective exclusivity obligations under Section 2.6, each Party shall have the right to exploit and exercise its ownership rights in and to its half interest in Joint Inventions and/or Joint Patents for any field, including the right to license and sub-license (which license and sub-license shall be non-exclusive by reason of the half interest of the other Party), in each case without the consent of or the duty of accounting to the other Party.  Any Party granting such license under the Joint Inventions and/or Joint Patents shall inform the other Party of such grant of rights promptly after such grant.

9.2          Disclosure of Inventions.  Each Party shall promptly disclose to the other any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that are either Sole Inventions or Joint Inventions,

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

and all Information relating to such inventions to the extent necessary for the preparation, filing and maintenance of any Patent with respect to such invention.

9.3          Prosecution of Patents.

(a)           Tranzyme Prosecuted Patents.

(i)            Subject to Section 9.3(a)(ii) below, Tranzyme shall have the sole right to prepare, file, prosecute and maintain: (A) Tranzyme Other-Product Patents in the Retained Territory and the Licensed Territory; and (B) Tranzyme Product-Specific Patents in the Retained Territory (the “Tranzyme Prosecuted Patents”).  In particular, as soon as practicable after the Effective Date, for certain patent families included in Tranzyme Other-Product Patents where it would be practicable and beneficial to seek TZP-101 specific claims, Tranzyme and Norgine shall use commercially reasonable efforts to cooperate with each other to create divisional applications containing only claims specific to TZP-101 (the “TZP-101 Divisionals”).  If such TZP-101 Divisionals are created after the Effective Date, then such TZP-101 Divisionals shall be deemed Tranzyme Product-Specific Patents.  In the event, despite the Parties’ reasonable efforts, such TZP-101 Divisionals cannot be created after the Effective Date, then Tranzyme shall use commercially reasonable efforts to create TZP-101 specific claims within each such patent family (such claims, the “TZP-101 Specific Claims”).  Tranzyme shall provide Norgine reasonable opportunity to review and comment on the prosecution efforts regarding the Tranzyme Prosecuted Patents in the Licensed Territory.  Tranzyme shall provide Norgine with a copy of material communications from any patent authority regarding such Tranzyme Prosecuted Patents in the Licensed Territory, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for Norgine’s review and comment.  Tranzyme shall, in good faith, consider the advice and comments of Norgine for TZP-101 Specific Claims in the Licensed Territory, but the final decision on such matters shall be Tranzyme’s (which will be exercised in good faith).  Tranzyme shall bear all costs incurred by Tranzyme in connection with the filing, prosecution and maintenance of Tranzyme Prosecuted Patents.

(ii)           If Tranzyme decides to cease the prosecution or maintenance of any Tranzyme Prosecuted Patent described in subsection (i) above in the Licensed Territory, it shall notify Norgine in writing sufficiently in advance so that Norgine may, at its discretion, assume the responsibility for the prosecution or maintenance of such Tranzyme Prosecuted Patents, at Norgine’s sole expense. If Norgine elects to assume the responsibility for the prosecution or maintenance of such Tranzyme Prosecuted Patents it shall give written notice to Tranzyme.  Tranzyme shall upon receipt of any such notice from Norgine transfer to Norgine copies of all its files relating to the relevant Tranzyme Prosecuted Patents and at Norgine’s reasonable cost and expense execute any documents to otherwise transfer control of such filing, prosecution and maintenance to Norgine and thereafter Norgine shall be responsible for the cost and expense of prosecuting and maintaining such Tranzyme Prosecuted Patents as set out in Section 9.3(b)(ii) and thereafter such Tranzyme Prosecuted Patents shall no longer be regarded as part of Tranzyme Patents for the sole purpose of Section 8.4.

(iii)         For clarity, Tranzyme may discharge any of its obligations under Sections 9.3(a) and 9.3(c) through any of its Affiliates.  However, in the event Tranzyme enters

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

into a license agreement with a Third Party under which Tranzyme grants such Third Party the right to develop and/or commercialize a Tranzyme proprietary product under any Tranzyme Other-Product Patent, Tranzyme shall not agree to give such Third Party higher level of control over the prosecution of such Tranzyme Other-Product Patent with respect to such other Tranzyme proprietary Tranzyme product, than the level of control Tranzyme has given to Norgine hereunder over the prosecution of such Tranzyme Other-Product Patent with respect to TZP-101 in the Licensed Territory.

(b)           Norgine Prosecuted Patents.

(i)            Tranzyme Product-Specific Patents.

(1)           Upon the Effective Date, Norgine shall have the sole responsibility for preparation, filing, prosecution, and maintenance of: (A) any and all Tranzyme Product-Specific Patents in the Licensed Territory (including patent applications and any Third Party proceedings related thereto); and (B) all Tranzyme Other-Product Patents for which the responsibility for prosecution and maintenance has transferred to Norgine pursuant to Section 9.3(a)(ii) above, in each case at Norgine’s sole costs and expense (collectively, the “Norgine Prosecuted Patents”).  Norgine shall provide Tranzyme reasonable opportunity to review and comment on such prosecution efforts regarding the Norgine Prosecuted Patents in the Licensed Territory, but the final decision on such matters shall be Norgine’s (which will be exercised in good faith).  Norgine shall provide Tranzyme with a copy of material communications from any patent authority regarding such Norgine Prosecuted Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for Tranzyme’s review and comment.  Norgine shall reasonably consider such comments by Tranzyme in connection with the prosecution of Norgine Prosecuted Patents, and shall implement such comments by Tranzyme with respect to Norgine Prosecuted Patents as Norgine deems appropriate, but the final decision on such matters shall be Norgine’s.  Norgine shall use reasonable efforts to prosecute patent applications forming part of Tranzyme Prosecuted Patents to grant with Valid Claims in the Licensed Territory, with the goal of achieving broad coverage for the composition of matter of, and method of making and using, TZP-101 and Product.

(2)           If Norgine decides to cease the prosecution or maintenance of any Norgine Prosecuted Patents, it shall notify Tranzyme in writing sufficiently in advance so that Tranzyme may, at its discretion, assume the responsibility for the prosecution or maintenance of such Norgine Prosecuted Patents, at Tranzyme’s sole expense (such Patent, a “Norgine Abandoned Patent”).  Each Norgine Abandoned Patent (including any Patent for which the responsibility for prosecution and maintenance has transferred to Norgine pursuant to Section 9.3(a)(ii) and such responsibility has been transferred back to Tranzyme pursuant to this Section 9.3(b)(i)(2)) shall continue to be deemed a Tranzyme Patent so long as the making, using, importing, and/or the Commercialization of the Product, but for the license granted herein, would infringe such Norgine Abandoned Patent (or, in the case of a claim in a patent application, would infringe such Norgine Abandoned Patent should such claim issue).

(3)           Norgine shall have the right to delegate its responsibilities in Section 9.3(b)(i) above to its Affiliates but shall not have the right to delegate such

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

responsibilities to any of its sublicensees or to any other Third Party.

(ii)           Norgine Sole Patents.  Norgine shall be solely responsible for, at its sole expense, filing, prosecuting and maintaining all Norgine Sole Patents.  Norgine shall provide Tranzyme reasonable opportunity to review and comment on such prosecution efforts regarding Norgine Sole Patents which cover or relate to Product.  Norgine shall provide Tranzyme with a copy of material communications from any patent authority regarding such Norgine Sole Patents which cover or relate to Product, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for Tranzyme’s review and comment.  Norgine shall consider such comments by Tranzyme in connection with the prosecution of Norgine Sole Patents which cover or relate to Product, but the final decision on such matters shall be Norgine’s.

(c)           Joint Patents.  For each family of Joint Patents, the JSC shall determine which Party shall be primarily responsible for the preparation, filing and maintenance of such Joint Patents (or, if both Parties are responsible, the respective territory for which each Party is responsible), taking into consideration the nature of the Joint Invention claimed by such Joint Patents and the territory in which such Joint Patents are filed and prosecuted, and the Party responsible for such preparation, filing and maintenance of such Joint Patents shall also be responsible for all out-of-pocket expenses in connection therewith.  Each Party shall provide the other reasonable opportunity to review and comment on its prosecution efforts regarding Joint Patents.  Each Party shall provide the other with a copy of material communications from any patent authority regarding a Joint Patent, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses for the other Party’s review and comment.  Each Party shall consider the others comments in connection with the prosecution of Joint Patents, but the final decision on such matters shall be that of the Party with responsibility for filing and prosecuting such Joint Patent in the jurisdiction in question.  If a Party decides to cease the prosecution or maintenance of any Joint Patents for which it has responsibility, it shall notify the other Party in writing sufficiently in advance so that the other Party may, at its discretion, assume the responsibility for the prosecution or maintenance of such Joint Patent, at its sole expense.

(d)           Cooperation in Prosecution.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.  The Parties acknowledge that, during the course of prosecution, certain Patents that are included in a particular group of Patents under this Agreement (and thus subject to certain rules of allocation of prosecution rights and responsibilities between the Parties) may become included in a different group of Patents (and subject to different rules).  In such event, the Parties shall cooperate in good faith to transfer such responsibilities accordingly.

(e)           Patent Term Extensions.  The Parties shall cooperate with each other in obtaining patent term extension or restoration or supplemental protection certificates or their equivalents in any country or region in the Licensed Territory (“Patent Term Extensions”).  In particular but without limiting the foregoing, each Party shall provide reasonable assistance to

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

the other by executing (and procuring its Affiliates execute) any required documents and providing any relevant information required by the other Party in connection with obtaining such Patent Term Extensions.  This means that, by way of example only, where the Patent in question is a Tranzyme Patent granted in a country in the European Union, Tranzyme will execute (or procure its Affiliates execute) any required documents to apply for such Patent Term Extension and Norgine (as the Party responsible for MAAs and Regulatory Approvals in the Licensed Territory) shall provide (or procure its Affiliates and sublicensees provide) any required documents relating to such MAAs and Regulatory Approvals as are required to apply for Patent Term Extensions in the European Union.

9.4          Infringement of Patents by Third Parties.

(a)           Notification.  (i) Each Party shall promptly notify the other Party in writing of (A) any existing or threatened infringement of the Tranzyme Patents or Joint Patents through the Development or Commercialization of a Product in the Field in the Licensed Territory by a Third Party of which such Party becomes aware, and (B) any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Tranzyme Patents or Joint Patents ((A) and (B) collectively a “Product Infringement”), and (ii) each Party shall promptly notify the other Party in writing of any existing or threatened infringement of the Tranzyme Patents or Joint Patents either (A) in the Licensed Territory by a Third Party which is not covered by (i) above, and (B) in the Retained Territory of which such Party becomes aware, and any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Tranzyme Patents or Joint Patents.

(b)           Product Infringement.

For any Product Infringement, each Party shall share with the other Party all information available to it regarding such alleged infringement.  Norgine shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Product Infringement in the Licensed Territory, including the right to defend any related, counterclaim or parallel claim alleging the invalidity, unenforceability or non-infringement of any of the Tranzyme Patents or Joint Patents, subject always to Sections 9.4(b)(i) through 9.4(b)(iii), below, provided that Norgine shall obtain Tranzyme’s prior written approval before asserting any claim in the Tranzyme Other-Product Patents (other than any TZP-101 Specific Claims) in such action.  If Norgine fails to institute and prosecute an action or proceeding to address the Product Infringement within a period of ninety (90) days after the first notice under Section 9.4(a) (or if Norgine as exclusive licensee is unable to institute and prosecute such an action in a particular jurisdiction of the Licensed Territory as a matter of Law in the jurisdiction in question), then Tranzyme shall have the right to commence a suit or take action to enforce the applicable Patent against such Third Party in the Licensed Territory. Where Norgine wishes to institute and prosecute such an action but is prevented from doing so as a matter of Law in the jurisdiction in question, Tranzyme shall exercise the foregoing right as Norgine reasonably requests and at Norgine’s cost (in which case Norgine shall remain the Enforcing Party for the purpose of Section 9.4(b)(ii) and Section 9.4(d)); where Norgine may institute and prosecute such an action but chooses not to, Tranzyme shall have the right to but is under no obligation to do so.  Norgine shall take appropriate actions in order to enable Tranzyme to commence a suit or

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

take the actions set forth in the preceding sentence.  The Party that either (A) has the right to institute and prosecute and elects to institute and prosecute an action under this Section 9.4(b) or, (B) is required to institute and prosecute an action under this Section 9.4(b), being the “Enforcing Party”.

(i)            Each Party shall provide to the Enforcing Party reasonable assistance in such proceedings, at such Enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Law to pursue such action.  The Enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement including, without limitation, determination of litigation strategy, filing of important papers to the competent court, which shall not be unreasonably withheld or delayed.

(ii)           Each Party shall bear all of its own internal costs incurred in connection with its activities under this Section 9.4(b).  Subject to Section 9.4(b)(iii), the Enforcing Party shall bear all external costs and expenses for such action.

(iii)         The Party not bringing an action with respect to Product Infringement under this Section 9.4(b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the Party bringing such action.

(c)           Infringement Other Than a Product Infringement.  For any and all infringements of any of the Tranzyme Patents other than a Product Infringement (or any, counterclaim or parallel claim alleging the invalidity, unenforceability or non-infringement of any of the Tranzyme Patents or Joint Patents relating to the conduct of a Product Infringement action), as between the Parties Tranzyme alone shall have the right to bring an appropriate suit or other action against any person or entity engaged in such other infringement, in its sole discretion, and as between the Parties shall bear all related expenses and retain all related recoveries.  Tranzyme shall keep Norgine reasonably informed of the progress of such actions and of any material events or disclosure arising therefrom, such as previously undisclosed or unidentified prior art, and the judgment or findings of any court in relation to such actions.

(d)           Allocation of Proceeds.  If either Party recovers monetary damages from any Third Party in a suit or action brought for a Product Infringement, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel).  Any remaining amount shall be retained by the Enforcing Party, provided that: [***].

9.5          Infringement of Third Party Rights in the Licensed Territory.  If any Product used or sold by either Party, its Affiliates, licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Licensed Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, the Parties shall agree on and enter into an “common interest agreement” wherein such Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

appropriate course of action.  Notwithstanding the foregoing, unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”) at its own cost and expense.  Neither Party shall enter into any settlement of any claim described in this Section 9.5 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed.  In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.

9.6      Settlements.  In no case may Norgine enter into any settlement or consent judgment or other voluntary final disposition of any suit, claim or action brought under Section 9.4(b) or Section 9.5 that: (a) extends, or purports to exercise, Norgine’s rights under the Tranzyme Technology beyond the rights expressly granted pursuant to this Agreement, (b) makes any admission regarding wrongdoing by Tranzyme, or the invalidity, unenforceability or absence of infringement of any Tranzyme Patents; (c) subjects Tranzyme or its Affiliates to an injunction or other equitable relief; (d) obligates Tranzyme or its Affiliates, to make a monetary payment; or (e) limits Tranzyme’s rights under the Norgine Technology or under this Agreement, in each case without Tranzyme’s prior written consent, unless Norgine is required to enter into any such settlement, consent judgment or other final disposition which contains terms with (a) to (e) above as a matter of applicable Law.  Similarly, in no case may Tranzyme enter into any settlement or consent judgment or other voluntary final disposition of any suit, claim or action brought under Section 9.4(b) or Section 9.5 that: (i) limits Norgine’s rights under the Tranzyme Technology or under this Agreement; (ii) makes any admission regarding wrongdoing on the part of Norgine or its Affiliate, or the invalidity, unenforceability or absence of infringement of any Norgine Technology; (iii) subjects Norgine to an injunction or other equitable relief; (iv) obligates Norgine to make a monetary payment; or (v) extends, or purports to exercise, Tranzyme’s rights under the Norgine Technology beyond the rights expressly granted pursuant to this Agreement; in each case without the prior written consent of Norgine, unless Tranzyme is required to enter into any such settlement, consent judgment or other final disposition which contains terms with (i) to (v) above as a matter of applicable Law.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1    Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)           Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)           Authority and Binding Agreement.  As of the Effective Date, except as set forth in Section 8.1(b): (i) it has the corporate power and authority and the legal right to enter

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

into this Agreement and to perform its obligations hereunder (for Tranzyme, other than the requisite approval needed to issue the stocks to Norgine under Section 8.2); (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder (for Tranzyme, other than the requisite approval needed to issue the stocks to Norgine under Section 8.2); and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)           No Conflict; Covenant.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

(d)           No Debarment.  In the course of the development of Products, each Party shall not use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

10.2    Additional Representations and Warranties of Tranzyme.  Tranzyme represents and warrants to Norgine that, as of the Effective Date:

(a)           Tranzyme or a Tranzyme Affiliate is the sole owner of the entire right, title and interest in the Tranzyme Patents existing at the Effective Date and licensed to Norgine hereunder.  Tranzyme has the right under the Tranzyme Technology to grant the licenses to Norgine as purported to be granted pursuant to this Agreement.  Neither Tranzyme nor a Tranzyme Affiliate has previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, licensed, transferred, conveyed or otherwise encumbered its right, title or interest in or to, Tranzyme Technology in connection with seeking Regulatory Approval for, and/or Commercialization of TZP-101 and/or Product in the Licensed Territory to a Third Party.  Neither Tranzyme nor a Tranzyme Affiliate has granted any lien or other security interest under the Tranzyme Patents to a Third Party;

(b)           The Tranzyme Patents listed in Exhibit A (“Patent List”) represent all Patents within Tranzyme’s Control at the Effective Date relating to the subject matter of this Agreement which as of the Effective Date are necessary for Norgine to manufacture, use, Develop, seek Regulatory Approval for, and/or Commercialize TZP-101 and/or the Product as contemplated by the Parties as of the Effective Date.  To Tranzyme’s knowledge, there is no Information relating to and there are no Patents in the Licensed Territory which claim or cover, the Product which, in either case, Tranzyme has rights to but which rights Tranzyme cannot license to Norgine;

(c)           To Tranzyme’s knowledge there is no material reason why any of the Tranzyme Patents on the Patent List are invalid;

(d)           The Tranzyme Patents on the Patent List that are applications at the Effective Date are being diligently procured from the respective patent offices and the Patent Rights on the Patent List that are granted have been maintained properly and correctly and all

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

applicable fees due on or before the Effective Date have been paid on or before the due date for payment;

(e)           neither Tranzyme nor any of its Affiliates has received any written notice from any Third Party asserting or alleging that any research, Development or manufacture of TZP-101 or any Product by Tranzyme prior to the Effective Date infringes or has misappropriated the intellectual property rights of such Third Party and to Tranzyme’s and its Affiliates’ knowledge there are no issued Patents of a Third Party which will likely be infringed by the Development, manufacture, use or Commercialization of Product in the Licensed Territory as contemplated by the Parties as of the Effective Date;  and

(f)            there are no actual, pending, alleged or threatened adverse actions, suits, claims, interferences or formal governmental investigations involving TZP-101, the Product and/or the Tranzyme Technology relating to TZP-101 or the Product by or against Tranzyme or any of its Affiliates in or before any court, governmental or regulatory authority.

10.3    Disclaimer.  Norgine understands that the Products are the subject of ongoing clinical research and development and that Tranzyme cannot assure the safety or usefulness of Products.  In addition, Tranzyme makes no warranties except as set forth in this Article 10 concerning the Tranzyme Technology.

10.4    No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

ARTICLE 11

INDEMNIFICATION

11.1    Indemnification by Tranzyme.  Tranzyme hereby agrees to defend, hold harmless and indemnify Norgine and its Affiliates, agents, directors, officers and employees (the “Norgine Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) the death or personal injury of a person as a result of the research, Development or Commercialization of Products by Tranzyme or its Affiliates, or sublicensees in exercising its retained rights to the Product under Section 2.1(b); or (b) the negligence or willful misconduct of any Tranzyme Indemnitee.  Tranzyme’s obligation to Indemnify the Norgine Indemnitees pursuant to this Section 11.1 shall not apply to the extent that any such Losses arise from: (A) the negligence or willful misconduct of any Norgine Indemnitee; (B) the research, Development or Commercialization of Products by Norgine or its Affiliates, or sublicensees; or (C) Norgine’s material breach of this Agreement.

11.2    Indemnification by Norgine.  Norgine hereby agrees to Indemnify Tranzyme and its Affiliates, agents, directors, officers and employees (the “Tranzyme Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (a) the death or personal injury of a person as a result of the research, Development or Commercialization of Products by Norgine or its Affiliates, or sublicensees; or (b) the negligence or willful misconduct of Norgine Indemnitees.  Norgine’s obligation to Indemnify the Tranzyme Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from: (A) the negligence or willful misconduct of any Tranzyme Indemnitee; (B) the research, Development or Commercialization of Products by Tranzyme or its Affiliates, or sublicensees in exercising its retained rights to the Product under Section 2.1(b); or (C) Tranzyme’s material breach of this Agreement.

11.3    Procedure.  The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 11 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 11.1 and 11.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim.  Each Party reserves the right to claim indemnity from the other in accordance with Sections 11.1 and 11.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 11.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

11.4    Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

11.5    Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies in the pharmaceutical industry similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by such Party.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11.  Each Party shall provide the other Party with written evidence of such insurance upon request after the Effective Date.  Following the Effective Date, each Party shall provide the other Party with written evidence that the other Party had been listed as an additional insured under the policies described herein.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 12

CONFIDENTIALITY

12.1    Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of five (5) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:

(a)           was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)           is subsequently disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure; or

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(e)           is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2    Authorized Disclosure.  Notwithstanding the obligations set forth in Section 12.1, a Party may disclose the other Party’s Confidential Information including the terms of this Agreement to the extent:

(a)           such disclosure: (i) is reasonably necessary for the filing or prosecuting patent rights as contemplated by this Agreement; or (ii) is reasonably necessary for the prosecuting or defending litigation as contemplated by this Agreement; or

(b)           such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors and/or acquirers solely for the purpose of evaluating an actual or potential investment or acquisition; provided that in each such case on the condition that such actual or potential investors and/or acquirers are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; or

(c)           such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations.  Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 12, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

12.3    Publication.  Where one Party carries out any clinical trial under this Agreement it shall prepare a final report of the results from such clinical trial and from all sites and shall present the same to the other Party at the same time supplying a written copy.  The first Party may thereafter release such results or submit them for use at conferences and for publication in scientific journals in accordance with this Section 12.3.  The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publications of results of the research and Development activities hereunder.  Accordingly, the Parties shall not publish, present or otherwise disclose any material related to a Product without the prior written consent of the JSC, such consent not to be unreasonably withheld or delayed.  In rendering or withholding its consent, the JSC shall take into consideration Tranzyme’s and Norgine’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, the need to protect Confidential Information and the Parties’ mutual interest in obtaining valid patent protection, protecting reasonable business interests and trade secret information and, having an integrated approach to Developing one or more Products for one or more Indications in the Licensed

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Territory and Retained Territory.  The JSC shall have the right to require modifications of the publication or presentation: (a) to protect the Parties’ Confidential Information; (b) for trade secret reasons or business reasons; and/or (c) to delay such submission for an additional ninety (90) days as may be reasonably necessary to seek patent protection for the information disclosed in such proposed submission.  Each Party’s contribution to such material results shall be duly recognized in such publications.  Notwithstanding the foregoing, nothing in this Agreement shall prevent either Party from posting the results of any clinical trial conducted hereunder on a government website, such as www.clinicaltrials.gov, or otherwise making the results of a clinical trial conducted hereunder available in accordance with the Laws and industry codes of practice of any country in which such clinical trial is conducted or in accordance with good industry practice.

12.4    Publicity; Use of Names.  Subject to the rest of this Section 12.4 and the authorized disclosures permitted under Section 12.2, no disclosure of the existence, or the terms, of this Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required be law.

(a)           A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the Securities Exchange Commission (“SEC”) (or equivalent foreign agency) to the extent required by law after complying with the procedure set forth in this Section 12.4(a).  In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable SEC regulations.  The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of the Agreement from the SEC or other agency as represented by the redacted version reviewed by the other Party.

(b)           Further, each Party acknowledges that the other Party may be legally required or required by prevailing industry codes of practice to make public disclosures (including in filings with the SEC or other agency) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Laws, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with applicable laws or regulations) if the other Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within ten (10) days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the Development and/or Commercialization of a Product being Developed and/or Commercialized, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

(c)           Notwithstanding the foregoing, Tranzyme and Norgine have agreed on language of a press release announcing the collaboration, attached hereto as Exhibit E to be issued promptly after the execution of the Agreement by both Parties.

(d)           Thereafter, if either Party desires to issue a press release or make a public announcement concerning the material terms of this Agreement or the Development or Commercialization of the Product in the Licensed Territory under this Agreement, such as announcing the achievement of any milestone that triggers a milestone payment under Section 8.2, the commencement of any clinical trial for the Product, the filing of Regulatory Filings for the Product and the achievement of Regulatory Approvals of the Product, the disclosing Party shall provide the other Party with the proposed text of such announcement for prior review and approval, such approval not to be unreasonably withheld or delayed.

(e)           The Parties agree that after a disclosure pursuant to Section 12.4(b) or a press release pursuant to Section 12.4(c) or (d) hereof has been reviewed and approved by a Party, either Party may make subsequent public disclosures or issue a press release disclosing the same content without having to obtain the other Party’s prior consent and approval.

ARTICLE 13

TERM AND TERMINATION

13.1    Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect, on a Product-by-Product basis and on a country-by-country basis, [***].

13.2    Termination for Breach.

(a)           Notice.  If either Party believes that the other is in material breach of this Agreement, then the Party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”).  The Notified Party shall have [***] to cure such breach to the extent involving non-payment of amounts due hereunder, and [***] to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such [***], to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event in excess of an [***].  Following delivery of such a plan, the Notified Party shall diligently carry out the plan and cure the breach and the cure period shall be extended by the time period provided in such plan but in no event to exceed one hundred and eighty (180) days from the date of any initial breach notice delivered under this Section 13.2.

(b)           Failure to Cure.  If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 13.2(a), then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party.

(c)           Disputes.  If the Notified Party in good faith disputes the alleged material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the Non-breaching Party within the relevant time period to cure under Section

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

13.2(a) or (b), then the matter will be resolved in accordance with Article 14, and the Non-breaching Party may not terminate this Agreement until it has been determined under Article 14 that the Notified Party is in material breach of this Agreement, and such Party further fails to cure such breach within the relevant time period under Section 13.2(a) or (b) for the type of breach in question after the matter has been resolved in accordance with Article 14.

13.3    Termination Without Cause.  Norgine may terminate this Agreement in its entirety at any time and for any reason during the Term as follows:

(a)           Prior to the First Commercial Sale of any Product in the Licensed Territory, Norgine may terminate this Agreement under this Section 13.3 upon providing Tranzyme with not less than three (3) months prior written notice referencing this Section 13.3 and specifying termination of the Agreement.  Thereafter the Parties shall (i) continue to be liable to share Third Party Development Costs in relation to Core Studies which Third Party Development Costs were committed to (meaning that a contract with the relevant Third Party had been executed and the Development activity in question had been initiated on or before the date of Norgine’s notice of termination, unless performance of such Development activity can be cancelled or terminated without any material impact to the Development of the Product and without any cancellation costs) by either or both Parties in accordance with the Core Studies Development Program and associated budget prior to the date of Norgine’s notice of termination pursuant to this Section 13.3, which costs shall be shared in accordance with Section 4.6(a)(i) but Norgine shall have no liability for any Third Party Development Costs committed to by Tranzyme following delivery of Norgine’s notice of termination, even if such costs are committed to during the three (3) months termination period.

(b)           After the First Commercial Sale of the Product, Norgine shall have the right to terminate this Agreement under this Section 13.3 upon six (6)-month written notice to Tranzyme, provided that, in the event Tranzyme is able to transfer the Commercialization activities for the Product to a Third Party for any particular country prior to the end of such six (6)-month notice period, then this Agreement shall terminate with respect to such country at the time Tranzyme consummates such transfer.

(c)           After Tranzyme receives Norgine’s notice of termination under this Section 13.3, Norgine and its Affiliates shall do all such things as are necessary to prepare for and execute the transition back to Tranzyme of the Product.  Norgine shall be and remain liable for any Third Party Development Costs Norgine has committed to with respect to any Norgine Independent Studies.

13.4    Consequence of Termination.

(a)           Termination by Tranzyme under Section 13.2; Termination by Norgine under Section 13.3.  Upon the early termination of this Agreement by Tranzyme pursuant to Sections 13.2 or by Norgine pursuant to Section 13.3, the following shall apply (in addition to any other rights and obligations otherwise under this Agreement with respect to such termination):

(i)            Termination of licenses. The licenses granted to Norgine under

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Section 2.1(a) shall terminate, with the effect that all sublicenses granted by Norgine shall also terminate.

(ii)           Regulatory Filings; Data; Trademarks.  To the extent permitted by applicable Laws, Norgine shall, and shall cause its Affiliates and sublicensees to, transfer and assign to Tranzyme all Regulatory Filings, Regulatory Approvals, and related preclinical, analytical, and clinical data and other results for the Products throughout the Licensed Territory and grant Tranzyme a right of reference to Regulatory Approvals that are owned by Norgine for the Products throughout the Licensed Territory as and to the extent owned or Controlled by Norgine, and shall assign to Tranzyme all of its right, title and interest in the Product Trademarks.  Norgine shall provide such assistance, at no cost to Tranzyme, as may be reasonably necessary to transfer and/or transition to Tranzyme all such Regulatory Filings, Regulatory Approvals, data, and Product Trademarks for Tranzyme to commence or continue Developing, manufacturing or Commercializing Products.

(iii)         Norgine License.  Subject to the pre-existing rights of Norgine’s existing licensees under Norgine Technology in the Licensed Territory, Norgine hereby grants to Tranzyme, effective only in the event of such termination, an exclusive license, with the right to grant multiple tiers of sublicenses, under Norgine Technology and Norgine’s interest in Joint Patents to Develop, make, have made, use, sell, offer for sale, have sold, import and otherwise Commercialize the Products in the Licensed Territory, which license shall be effective as of the date of such termination.  In its Sublicense Agreements, Norgine shall obtain the right from its sublicensees under the Information and Patents generated by such sublicensees in connection with the making, using, Developing, seeking Regulatory Approval for and/or Commercializing the Products in order to pass such rights to Tranzyme under this Section 13.4(a)(iii) in the event of such termination.  This license shall be fully paid up if the Agreement is terminated by Norgine pursuant to Section 13.3.  If the Agreement is terminated by Tranzyme pursuant to Section 13.2 the license set out above shall be on reasonable financial terms to be agreed in good faith between the Parties taking into account the following factors:

(1)           industry benchmarks for financial terms paid to companies in Norgine’s position for a license of similar intellectual property at the then stage of research, Development and/or Commercialization of the Products in such circumstances of termination and taking into account the circumstances of termination; and

(2)           the relative value represented by Tranzyme Technology and other contributions made by Tranzyme with respect to the Product, compared to the value represented by Norgine Technology and other contributions made by Norgine with respect to the Product; and

(3)           the value of lost Tranzyme Patent life represented by the delay in the research, Development and or Commercialization of Products caused by the termination.

(iv)          Transition Assistance.  Norgine shall provide such assistance, at no cost to Tranzyme, as may be reasonably necessary or useful for Tranzyme to commence or continue Developing, manufacturing or Commercializing Products in the Licensed Territory, to

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

the extent Norgine is then performing or having performed such activities, including without limitation transferring or amending as appropriate, upon request of Tranzyme, any agreements or arrangements with Third Party vendors to sell or manufacture Products in the Licensed Territory.  To the extent that any such contract between Norgine and a Third Party is not assignable to Tranzyme, then Norgine shall reasonably cooperate with Tranzyme to arrange to continue to and provide such services from such entity.

(b)           Termination by Norgine under Section 13.2.  Upon the early termination of this Agreement by Norgine pursuant to Section 13.2, the license granted to Norgine under Section 2.1(a) shall survive, provided that Norgine fulfills its payment obligations to Tranzyme under Article 8.  Section 2.6 shall survive such termination on its own terms.

13.5    Bankruptcy.  Should Tranzyme be and/or should Tranzyme seek to be or is involuntarily placed under the protection of the “Bankruptcy Code” (i.e., Title 11, U.S. Code), then Norgine hereby requests, under Section 365(n)(4) of the Bankruptcy Code, that, unless and until the trustee in bankruptcy, or Tranzyme as a debtor in possession, rejects the Agreement, Tranzyme and/or the trustee in bankruptcy shall perform Tranzyme’s obligations under the Agreement.  As of the commencement of a bankruptcy proceeding by or against Tranzyme under the Bankruptcy Code, Norgine is entitled to a complete duplicate of all embodiments of intellectual property licensed to it hereunder.  To the extent such embodiments are not already in Norgine’s possession as of the commencement of a bankruptcy, upon a rejection of this Agreement by or on behalf of Tranzyme or if Tranzyme elects not to continue to perform all of its obligations under this Agreement Tranzyme (or the trustee in bankruptcy) shall deliver such embodiments to Norgine.  All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of “intellectual property” as defined in Section 101 of such Code.

13.6    General Effects of Expiration or Termination.

(a)           Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

(b)           Non-Exclusive Remedy.  Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(c)           Termination Press Releases.  In the event of any termination of this Agreement (whether in its entirety or as to a particular country) for any reason, the Parties shall cooperate in good faith to coordinate public disclosure, if any, of such termination and the reasons therefor, and shall not, except to the extent required by applicable Laws or the rules of a recognized stock exchange, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

(d)           Survival.  The following provisions shall survive any termination of this Agreement or expiry of the Term for the period of time specified: Articles 1, 8 (solely with

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

respect to payments that are payable as of the effective date of such expiration or termination, or that become payable in connection with such expiration or termination), 11, 12, 14, and 15, and Sections 2.1(b), 2.2, 8.8, 8.9, 8.10, 9.1, 10.3, 10.4, 13.3, 13.4 and 13.6.

ARTICLE 14

DISPUTE RESOLUTION

14.1    Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

14.2    Internal Resolution.  With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

14.3    Binding Arbitration.  If the Chief Executive Officers of the Parties are not able to resolve such disputed matter within thirty (30) days of such matter being referred to them pursuant to Section 14.2 and either Party wishes to pursue the matter, except as set forth in Section 3.2(b), each such dispute, controversy or claim that is not an Excluded Claim (defined in Section 14.4 below) shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with its then existing Rules of Conciliation and Arbitration, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  The Parties agree that:

(a)           The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment.  If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by ICC.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(b)           Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award.  The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage.  Each Party shall bear its own

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

(c)           Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

14.4    Excluded Claim. As used in this Article 14, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the scope, validity, enforceability, inventorship or infringement of a patent, patent application, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

ARTICLE 15

MISCELLANEOUS

15.1    Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2    Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3    Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Tranzyme:	Tranzyme, Inc.
4819 Emperor Blvd. Suite 400
Durham, NC 27703
Attn: [***]
Fax: [***]

With a copy to:	Cooley LLP
One Freedom Square, Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attention: [***]
Facsimile: [***]

If to Norgine:	Norgine B.V.
Hogehilweg 7
1101 CA Amsterdam ZO
The Netherlands
Attention: [***]
Facsimile No: [***]

with a copy to:	Norgine Limited
Norgine House
Widewater Place
Moorhall Road
Harefield
Middlesex, UB9 6NS, UK
Attention: [***]
Facsimile No: [***]

15.4    No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

15.5    Assignment.

(a)           Neither Party may assign or transfer this Agreement without the prior written consent of the other, except that a Party may make such an assignment without the other

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Party’s consent to Affiliates or to a successor to all or substantially all of the assets of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction) (the “Acquisition”).  Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.

(b)           For clarity, the intellectual property rights of a Third Party who becomes an assignee or an Affiliate of a Party as a result of a transaction in which such Third Party purchases all or substantially all of such Party’s assets or stock to which this Agreement relates, as existing on the date of closing of such transaction, shall be automatically excluded from the rights licensed to the other Party under this Agreement, except to the extent such intellectual property rights are necessary for the non-assigning Party to practice the license granted to it hereunder in the same manner as it is practiced (or is contemplated to be practiced as evidenced by written proof of the non-assigning Party) as of the date of such assignment.  The foregoing shall not be construed as limiting or in any other way modifying any existing agreement between the non-assigning Party and such Third Party that are entered into prior to such assignment.

(c)           Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.5 shall be null, void and of no legal effect.

(d)           Tranzyme shall not, and Tranzyme shall ensure that Tranzyme Pharma Inc. shall not, convey, transfer or assign any Tranzyme Technology or its interest in Joint Patents or Joint Inventions in any manner that would materially adversely affect the scope of the license granted to Norgine under this Agreement.  Norgine shall not convey, transfer or assign any Norgine Technology or its interest in Joint Patents or Joint Inventions in any manner that would materially adversely affect the scope of the license granted to Tranzyme under this Agreement.

15.6    Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7    Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts (and agrees to procure that its Affiliates do the same) as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including so as to allow Norgine to register the licenses granted to it under the Tranzyme Patents and Joint Patents in this Agreement with Patent Offices in the Licensed Territory (and to allow the Parties to un-register such licenses upon any termination of such licenses).

15.8    Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.9    No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

15.10  Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

15.11  English Language; Governing Law. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.  Any Excluded Claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the courts of New York, New York.

15.12  Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of this Page Intentionally Left Blank.]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

EXECUTION COPY

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

TRANZYME, INC.		NORGINE B.V.

By:	/s/ Vipin K. Garg	By:	/s/ Frank Nooteboom

Name:	Vipin K. Garg	Name:	Frank Nooteboom

Title:	President & CEO	Title:	Director

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Exhibit A

Tranzyme Patents Existing as of the Effective Date

Part A: Tranzyme Other-Product Patents

[***]    [four pages omitted]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Part B: Tranzyme Product-Specific Patents

[***]    [two pages omitted]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Exhibit B

TZP-101

[***]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Exhibit C

Initial Development Plan

TZP-101 Intravenous Injection Postoperative Ileus Development Programme

[***]    [2 pages omitted]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Clinical Program / Regulatory Activity	Status / Start Date	Data Available / End Date

Single dose safety, tolerability and PK/PD assessments in healthy volunteers	Complete	Q2 2006

Single dose safety, tolerability and PK/PD assessments and effect on gastric emptying in patients with diabetic gastroparesis	Complete	Q1 2007

Multi-dose safety, tolerability, PK/PD assessments in healthy volunteers	Complete	Q4 2006

End of Phase 1 meeting with the FDA	Complete	Q1 2007

Thorough ECG Evaluation (QT) Study	Complete	Q2 2008

Phase 2 dose-ranging study in POI patients	Complete	Q3 2008

Phase 2 dose-ranging study in diabetic gastroparetic patients	Complete	Q2 2009

EOP2 POI meeting with the FDA	Complete	Q4 2008

EOP2 gastroparesis meeting with the FDA	Complete	Q1 2010

Remaining Activities

EMEA Scientific Advice	-	Q3 2010

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]	[***]	[***]

[***]    [table omitted]

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Exhibit D

Equity Documents

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Exhibit E

Press Release

For Immediate Release — Month Day, 2010

Tranzyme Pharma and Norgine Sign License Agreement for Late-Stage
Development Product, Ulimorelin (TZP-101), in Europe and Other Select
Regions

Companies to Jointly Initiate Pivotal Phase 3 Studies in 2010

RESEARCH TRIANGLE PARK, NC and AMSTERDAM, NETHERLANDS (Month Day, 2010) — Tranzyme Pharma, a clinical-stage biopharmaceutical company, and Norgine B.V., a European specialty pharmaceutical company, announced today that they have entered into a licensing agreement that provides Norgine with the exclusive rights to develop and commercialize Tranzyme’s novel ghrelin agonist, ulimorelin (TZP-101), in Europe, Australia, New Zealand, the Middle East, South Africa and North Africa. Ulimorelin is entering Phase 3 development for the treatment of gastrointestinal dysmotility conditions in acute care settings.

Under the agreement, Norgine will make an upfront payment of $8 million and will also make an equity investment in Tranzyme. Further, Tranzyme is eligible to receive up to approximately $150 million if certain development, regulatory and commercial milestones are achieved. Tranzyme will also receive escalating double-digit royalties on net sales in the licensed territories. The companies will jointly fund further development of ulimorelin and anticipate initiating pivotal Phase 3 studies in the second half of 2010.

“Norgine’s focus on pharmaceutical products that address unmet medical needs, and their development and commercial experience and expertise in European markets, make them an ideal strategic and co-development partner for Tranzyme,” said Vipin K. Garg, PhD, President and CEO of Tranzyme. “This partnership allows us to monetize part of the value of ulimorelin, while still retaining the significant upside of North American and Asian markets”.

Peter Stein, Chairman and CEO of Norgine said, “There is a critical need for a new, safe and effective prokinetic drug for use in acute care settings, as there are no satisfactory treatments on the market.  We have been very impressed with the work that Tranzyme have done to take ulimorelin through Phase 2 development and we are excited to be working with them on this innovative therapy, which could bring relief to millions of patients.”

About Ulimorelin

Ulimorelin is an intravenous ghrelin agonist with potent prokinetic properties currently in clinical development for the treatment of gastrointestinal dysmotility disorders in acute care settings. Ulimorelin has been comprehensively studied in the management of severe gastroparesis and postoperative ileus (POI), and has the potential to treat other serious conditions

PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

requiring administration of intravenous prokinetic agents. The safety and pharmacokinetic profiles of ulimorelin have been extensively characterized in healthy subjects and patients across multiple dose levels, and the GI prokinetic properties of the compound are well-established. Ulimorelin was discovered using Tranzyme’s proprietary drug discovery technology.

About Norgine

Norgine is an independent, successful European specialty pharmaceutical company that has been established for over 100 years and has a presence in all major European markets. In 2009, Norgine’s net product sales were €253 million, the 23rd year of double-digit growth at constant exchange rates. The company employs over 1,200 people.

Norgine’s focus is the development and marketing of pharmaceutical products that address significant unmet clinical needs in areas such as gastroenterology, hepatology and pain management. The company currently markets a range of products in various markets in its key therapeutic areas e.g., MOVICOL® for the treatment of constipation and fecal impaction, MOVIPREP® a new generation of bowel cleansing preparation, KLEAN-PREP® for bowel preparation prior to colonoscopy, XIFAXAN® for the treatment of travelers’ diarrhea and ORAMORPH® for the treatment of moderate to severe pain associated with cancer.

Norgine is active in research and development and currently has products in various stages of clinical development. Norgine manufactures most of its own products in Hengoed, Wales and Dreux in France. www.norgine.com

About Tranzyme Pharma

Tranzyme Pharma is a clinical-stage drug development company that discovers and develops novel small molecule macrocyclic drugs for both acute care (hospital-based) and chronic indications with significant unmet medical needs. The Company’s pipeline is derived from its proprietary drug discovery (chemistry) technology, MATCH™, and targets products for gastrointestinal motility, metabolic diseases and cancer supportive care.

Tranzyme recently entered into a broad drug discovery partnership with Bristol-Myers Squibb to discover, develop and commercialize novel drug candidates in multiple therapeutic areas. www.tranzyme.com.

Tranzyme Contacts
Vipin K. Garg, PhD	Jennifer A. Filbey, PhD	Susan S. Josselyn
President and CEO	VP, Business Development	Corporate Communications Manager
(919) 313-4764	(256) 417-8568	(919) 313-4761
vgarg@tranzyme.com	jfilbey@tranzyme.com	sjosselyn@tranzyme.com

Norgine Contact

Julie Hornby Winfield

Global Corporate Communications Manager

+44 (0) 1895 826600

jhornbywinfield@norgine.com